UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AURELIO RESOURCE CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	1000	33-1086828
State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification No.)

Suite 200, 5554 South Prince Street, Littleton, CO 80120
Telephone: (303) 795-3030
(Address and telephone number of registrant’s principal executive offices)

Empire Stock Transfer Inc., 2470 St. Rose Parkway, Suite 304, Henderson, NV 89074-7775
Telephone: (702) 818-5898
(Name, address and telephone number of agent for service) Copy of communications to:

Clark Wilson LLP
c/o Bernard I. Pinsky
Barristers and Solicitors
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: (604) 687-5700
Fax: (604) 687.6314

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and
list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and
list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (US$)	Amount of registration fee
Common Stock to be offered for resale by selling stockholders	7,500,000 (2)	$0.295 (3)	$2,212,500
Common Stock to be offered for resale by selling stockholders upon exercise of Series B share purchase warrants	2,602,532 (4)	$0.295 (3)	$767,746.94
Total			$2,980,246.94	$117.12

(1)

In accordance with Rule 416 promulgated under the Securities Act of 1933, as amended, this registration statement also registers an indeterminate number of shares of common stock to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416.

(2)

Consists of shares that may be issued pursuant to conversion of convertible debentures issued on February 26, 2008 into shares at a conversion price of $0.30 or shares that may be issued if Aurelio Resource Corporation chooses to exercise its option to convert 10% monthly redemption payments under the convertible debentures into shares. The rate of conversion of monthly redemption payments into shares shall be the lesser of (a) the conversion price of $0.30 as set out in the convertible debenture or (b) 80% of the volume weighted average price of the shares for the 5 consecutive trading days prior to the monthly redemption date. On this basis, we have made a good faith estimate that the amount of shares that may be issued pursuant to the convertible debentures is 7,500,000 shares at minimum conversion price of $0.20 per share.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g) of the Securities Act, as amended and based upon the average of the last reported bid and ask price of the registrant’s common stock as reported on the Over-the-Counter Bulletin Board on April 9, 2008.

(4)	Consists of shares of the registrant’s common stock issuable upon the exercise of outstanding Series B warrants to purchase shares of the registrant’s common stock, as described in the prospectus.

PROSPECTUS

Subject to Completion April 11, 2008

AURELIO RESOURCE CORPORATION
A NEVADA CORPORATION

10,102,532 SHARES OF COMMON STOCK OF AURELIO RESOURCE CORPORATION

___________________________________________

This prospectus relates solely to the resale by the selling stockholders of Aurelio Resource Corporation of (i) an aggregate of 7,500,000 shares of our common stock that may be issued upon conversion of convertible debentures issued on February 26, 2008 or if the option to convert monthly redemption payments into shares under the convertible debentures is exercised and (ii) up to 2,602,532 additional shares of our common stock which may be issued upon the exercise of Series B warrants. The Series B warrants were issued in connection with the issuance of the convertible debentures, pursuant to a securities purchase agreement dated February 26, 2008. The selling stockholders are described in the “Selling Stockholders” section of this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “AULO”. As of April 9, 2008, the last price quoted for one share of our common stock on the OTC Bulletin Board was $0.295.

The convertible debentures and Series B warrants were acquired by the selling stockholders directly from our company in transactions that were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may offer to sell the shares of common stock that may be issued upon conversion of the convertible debentures or upon exercise of the Series B warrants at prevailing market prices at the time of the sale, at varying prices or at negotiated prices.

We will not receive any proceeds from the resale of shares of common stock by the selling stockholders, although we may receive proceeds of up to $910,886.20 if all of the Series B share purchase warrants are exercised. The selling stockholders will receive the proceeds from the sale of the shares being registered in this registration statement and prospectus. We will pay for all costs associated with this registration statement and prospectus. Based on the last price quoted for shares of our common stock on the OTC Bulletin Board on April 9, 2008, the proceeds the selling stockholders could be expected to receive can be estimated as follows:

Proceeds to Selling stockholders
Per Share	$0.295
Total	$2,980,246.90

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 1 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the ordinary shares, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is _____________, 2008.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and in any accompanying prospectus supplement. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from the information contained in this prospectus. The information in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

As used in this registration statement and prospectus, the terms "we", "us" and “our” mean Aurelio Resource Corporation, our wholly-owned subsidiaries Aurelio Resources, Inc. and Bolsa Resources, Inc., and our 98%-owned subsidiary, Mineral Milenium S.A. de C.V., unless otherwise indicated.

All dollar amounts refer to United States dollars unless otherwise indicated.

PROSPECTUS SUMMARY

This prospectus summary highlights selected information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding our company and the shares of common stock being sold in this offering, which information appears elsewhere in this prospectus.

Our Business

We are an exploration stage company engaged in the exploration of mineral properties and we may also, from time to time, acquire additional mineral properties to explore. Our company was incorporated in the State of Nevada on February 19, 2004. Effective June 16, 2006, we changed our name from “Furio Resources Inc.” to “Aurelio Resource Corporation” and effected a six and one-half (6.5) for one (1) forward stock split of our authorized, issued and outstanding common stock. As a result, our authorized capital increased from 75,000,000 shares of common stock with a par value of $0.001 to 487,500,000 shares of common stock with a par value of $0.001. Our common stock is quoted on the OTC Bulletin Board under the symbol “AULO”.

On August 17, 2006, we completed the acquisition of all of the issued and outstanding stock of Aurelio Resources, Inc., a privately-owned Colorado corporation engaged in mineral exploration, pursuant to an agreement that we entered into with Aurelio Resources, Inc. and its stockholders dated April 27, 2006, amended on June 9, 2006, amended on July 13, 2006 and further amended on July 21, 2006.

As a result of our acquisition of Aurelio Resources, Inc., we indirectly acquired all of its assets in 2006. In particular, we acquired properties in Arizona, now held through our wholly-owned Arizona subsidiary, Bolsa Resources, Inc., and a 98% interest in Minera Milenium S.A. de C.V., a company incorporated in Mexico, which holds an option to acquire a 100% interest in a property in Mexico. The assets held by Aurelio Resources, Inc. are described below under “Description of Properties”.

Prior to the completion of the acquisition of Aurelio Resources, Inc., we had a 100% interest in twenty-five mineral claims, subject to a 3% net proceeds interest to the State of Alaska. During November 2006, we allowed our interest in the Alaska property to lapse and we have no ongoing interest in that property.

As of the completion of our acquisition of Aurelio Resources, Inc., we held 100% rights to mineral exploration and development on 13 unpatented mining claims in Arizona, referred to as the MAN claims, and an option to earn a 100% interest in the mineral exploration and development of 3 mining claims/concessions covering approximately 1,000 hectares in Durango, Mexico.

By completing Aurelio Resources, Inc.’s purchase agreement of May 16, 2006, we also acquired 30 patented claims on September 18, 2006, referred to as the Courtland claims, in Cochise County, Arizona from Hope Mining and Milling Company through our wholly-owned subsidiary, Bolsa Resources, Inc. We also staked additional unpatented mining claims during late 2006 around the MAN and Courtland claims. We now refer to the Arizona property as the Hill Copper-Zinc Project

On August 15, 2007, we entered into a purchase and sale agreement with the Rae family for 13 patented mining claims, covering approximately 250 acres, located on the north of the MAN area that is part of our wholly-owned Hill Copper-Zinc Project. As part of the transaction, we also acquired approximately 1,037 acres of surface rights covering the entire MAN deposit, with additional surface and mineral rights to the east and west of the deposit. These acquisitions were completed

i

through our wholly-owned subsidiary, Bolsa Resources, Inc. Surveying of the land position was completed in January 2008 and the final closing and transfer of title occurred in February 2008.

Additionally, on August 15, 2007, we reported that we had staked an additional five unpatented BLM lode mining claims, covering approximately 76 acres, to the north and northeast of the MAN deposit. These claims are adjacent to the east of the patented Courtland claims acquired in September 2006.

During 2007, we added to our property interests and database for the Hill Copper-Zinc Project as follows:

  An option agreement was completed with Newmont Mining Corporation to purchase two of its patented mineral claims.

  We acquired an extensive exploration file of the Turquoise Mountain Mining District, Cochise County, Arizona, where the Hill Copper-Zinc Project is located including the logs and assay results of 274 holes, drilled by ten different companies between the 1950s and the mid-1990s.

  In April 2007, through Bolsa Resources Inc., we completed a mineral lease and option agreement with three individual owners of 65 Gold Coin mineral claims and three Arizona State exploration permits. The 65 unpatented Gold Coin claims along with the three Arizona mineral exploration permits cover approximately 1,272 acres. The option agreement included a down payment of $20,000 with additional staged payments spread over four years totalling $1.5 million. In addition, there is a royalty of 1% of production of base metals and 2.5% of production of precious metals.

  Through Bolsa Resources Inc., we completed the acquisition of 76,780 feet of drill core from 95 holes from prior drilling campaigns around the Hill Copper-Zinc Project in the Turquoise Mining District. The material was acquired for a nominal cost.

  Through Bolsa Resources Inc., we entered into an agreement with Gold City Inc. to lease and purchase 19 unpatented mining claims in return for annual payments increasing from $20,000 in the first year to $35,000 in the fourth year. We also have an option to purchase these claims for a purchase price of $750,000. Under this agreement, Gold City is also entitled to a sliding scale net smelter return royalty increasing from 1.0% to 2.0% as copper prices increase from $1.50 to $3.50 per pound. This royalty only applies to production from the Gold City properties. As of the end of fiscal year, 2007, the final documentation to effect this agreement had not been executed.

  In August 2007, we entered into an agreement with the Rae family to purchase 13 patented mining claims (covering approximately 213 acres) located on the north of the MAN area. As part of the transaction, we also acquired approximately 744 acres of surface rights covering the entire MAN deposit and an area to the west of the deposit, with an additional 292 acres of surface and mineral rights to the east of the deposit. These acquisitions were concluded through Bolsa Resources, Inc. The option agreement included a down payment of $10,000 and a further payment of $40,000 before December 31, 2007, with additional staged payments over two years for a total cost of $1.3 million. There is no royalty payable on production from any of the patented mining claims.

  In September 2007, Bolsa Resources, Inc. entered into an option agreement to acquire surface rights, being town sites on part of the Courtland area, from Kay B. Graham.

  Through Bolsa Resources, Inc., we staked an additional five unpatented BLM lode mining claims to the north and northeast of the MAN deposit. These claims are adjacent to, as well as to the east of, the patented Hope claims purchased in September of 2006 covering the Courtland area.

  Through Bolsa Resources, Inc., we also applied for three Arizona State mineral exploration permits covering an estimated 1,320 acres. These state exploration permits are located to the south and southeast of the MAN deposit, and cover projected extensions along strike of high-grade, copper-zinc-silver-gold mineralization.

An independent review of our in-house estimate of mineralized material in the MAN area was completed in October 2007.

Our objective is to pursue deposits of any type of mineral and to develop, sell or otherwise assign the rights to develop the properties if and when any commercially viable deposits of minerals are found on our properties.

Since we are an exploration stage company, there is no assurance that a commercially viable mineral deposit exists on any of our properties and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility of future exploration is determined. We have no known reserves of any type of mineral. To date, we have not discovered an economically viable mineral deposit on any of our mineral properties, and there is no assurance that we will discover one.

Mineral property exploration is typically conducted in phases. Before it is carried out, each subsequent phase of exploration work is recommended by a geologist based on the results from the most recent phase of exploration. We have only recently commenced the initial phase of exploration on the properties held by Bolsa Resources, Inc. and Minera Milenium S.A. de C.V. Once we complete a phase of exploration, we will make a decision as to whether or not we proceed with each successive phase, based upon the analysis of the results of that program. Our directors will make these decisions based upon the recommendations of the independent geologist who oversees the program and records the results.

Even if we complete our proposed exploration programs on our properties and we are successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know whether we have a commercially viable mineral deposit.

We are interested in exploring for minerals such as copper, gold, silver and zinc on our properties but we are not restricting our exploration to any one type or select types of minerals. We may also seek to acquire other properties for mineral exploration in the United States, Mexico, Latin America or elsewhere.

Our resident agent in Nevada is Empire Stock Transfer Inc. Their address is 2470 St. Rose Parkway, Suite 304, Henderson, NV 89074-7775. Their telephone number is (702) 818-5898. Our principal executive office is located at Suite 200, 5554 South Prince Street, Littleton, Colorado 80120. Our telephone number is (303) 795-3030.

The Offering

Securities offered

(i) 10,102,532 shares, consisting of 7,500,000 shares that may be issued upon conversion of convertible debentures, issued February 26, 2008, into shares and (ii) 2,602,532 shares underlying outstanding Series B warrants.

Common stock outstanding	40,147,644 shares as of April 10, 2008.

Use of proceeds

We will not receive any of the proceeds from the sale of shares by the selling stockholders although we may receive proceeds of up to $910,886.20 if all of the Series B share purchase warrants to be registered under this prospectus and registration statement are exercised.

OTC Bulletin Board symbol	AULO.OB

Risk factors	The offering involves a high degree of risk. Please refer to “Risk Factors” beginning on page 1 for a description of the risk factors you should consider.

Unless otherwise indicated, the share information in this prospectus is based on 40,147,644 shares of common stock outstanding as of April 10, 2008. This number excludes 11,154,944 outstanding warrants granted as of April 10, 2008, at a weighted average exercise price of $0.46 per share and 2,200,000 options granted as of April 10, 2008, at a weighted average exercise price of $0.64 per share.

Private Placement of Convertible Debentures and Warrants

On February 26, 2008, we entered into a securities purchase agreement with five institutional investors pursuant to which we agreed to sell and issue (i) $1,500,000 of debentures convertible into shares of our common stock, (ii) 3,750,000 Series A share purchase warrants and (iii) 4,999,999 Series B share purchase warrants, with each Series A and Series B warrant exercisable into one share of our common stock at an exercise price of $0.35 per common share. We paid a finder’s fee equal to 6% of the value of the transaction, or $90,000, payable in cash, and 3% of the value of the transaction, or $45,000, payable in Series A and Series B warrants, to Rodman & Renshaw, LLC, a wholly-owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq: RODM).

The 10% convertible debentures, which mature on June 30, 2009, are convertible into common shares at a conversion price of $0.30 per common share or a monthly redemption conversion rate at a price that is the lesser of (a) the conversion price of $0.30 or (b) 80% of the volume weighted average price of the shares for the 5 consecutive trading days prior to the monthly redemption date. On this basis, we have made a good faith estimate that the debentures may be converted into up to 7,500,000 shares at a minimum conversion price of $0.20 per share. They begin monthly amortization six months from the date of issue.

Interest accrues on the debentures at the rate of 10% per annum, payable quarterly on February 1, May 1, August 1 and November 1, beginning on the first such date after the issuance of the debentures, and on each monthly redemption date, on conversion and at the maturity date. Interest is payable, at our option, either (i) in cash, (ii) in shares of common stock at the interest conversion rate as described below, or (iii) in a combination thereof, provided however that (i) payment in shares may only occur if certain equity conditions have been met during the 20 trading days immediately prior to the interest payment date, (ii) we give the debenture holder notice in accordance with the notice requirements set out in the debenture, and (iii) within five days prior to the commencement of the interest notice period, we have delivered said shares to the debenture holder’s account with the Depositary Trust Company.

The rate of conversion of interest into shares shall be the lesser of (a) the conversion price of $0.30 as set out in the convertible debenture or (b) 90% of the lesser of (i) the volume weighted average price for the 20 consecutive trading days ending on the trading day that is immediately prior to the applicable interest payment date or (ii) the average of the volume weighted average price for the 20 consecutive trading days ending on the trading day that is immediately prior to the date the applicable interest conversion shares are issued and delivered, if such delivery is after the interest payment date.

If we fail to deliver stock certificates upon the conversion of these debentures at the specified time and in the specified manner, we will be required to make substantial payments to the holders of the debentures. Specifically, if we fail to deliver stock certificates by the third trading day after the conversion date, we shall pay to the holder liquidated damages, in cash, in the amount of $5 per trading day for each $1,000 of principal amount being converted, increasing to $10 per trading day on the fifth trading day after such liquidated damages begin to accrue.

Provided certain equity conditions described in the debentures are met, we may prepay the amounts outstanding on the debentures by giving advance notice and paying an amount equal to the sum of (i) 110% of the then outstanding principal amount of the debenture, (ii) accrued but unpaid interest thereon and (iii) all liquidated damages and other amounts due in respect of the debenture.

These securities were issued pursuant to exemptions from registration under the Securities Act of 1933, as amended, provided by Sections 4(2) and 4(6) and Regulation D promulgated under the Securities Act. No advertising or general solicitation was employed in offering the securities.

RISK FACTORS

An investment in our common stock involves a number of very significant risks. Shares of our common stock are speculative, especially since we are in the exploration stage of our business. We operate in a volatile sector of business that involves numerous risks and uncertainties. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be seriously harmed. This could cause the trading price of our securities to decline, and you may lose all or part of your investment. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock.

Risks Related To Our Business

Our properties are in the exploration stage. There is no assurance that we can establish the existence of any mineral resources on any of our properties in commercially exploitable quantities. Until we can do so, we cannot earn any revenues from operations and if we do not do so, we will lose all of the funds that we expend on exploration.

A mineral reserve is defined by the Securities and Exchange Commission in its Industry Guide 7 (which can be viewed over the Internet at http://www.sec.gov/divisions/corpfin/forms/industry.htm#secguide7) as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. The probability of an individual prospect ever having a "reserve" that meets the requirements of the Securities and Exchange Commission's Industry Guide 7 is extremely remote; it is likely that our mineral resource property does not contain any 'reserve' and any funds that we spend on exploration will probably be lost.

Even if we do eventually discover a mineral reserve on one or more of our properties, there can be no assurance that we will be able to develop our properties into producing mines and extract those resources. Both mineral exploration and development involve a high degree of risk and few properties which are explored are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the resource to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral resource unprofitable.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. The expenditures to be made by us in the exploration of the mineral claim may not result in the discovery of mineral deposits. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of our exploration do not reveal viable commercial mineralization, we may decide to abandon our claims. If this happens, our business will likely fail.

Because of the speculative nature of exploration of mineral properties, we may never discover a commercially exploitable quantity of minerals, our business may fail and investors may lose their entire investment.

We have been conducting and plan to conduct mineral exploration on our mineral properties. The search for valuable minerals as a business is extremely risky. We can provide investors with no assurance that additional exploration on our properties will establish that commercially exploitable reserves of minerals exist on our property. Additional potential problems that may prevent us from discovering any reserves of minerals on our property include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. If we are unable to establish the presence of commercially exploitable reserves of minerals on our property our ability to fund future exploration activities will be impeded, we will not be able to operate profitably and investors may lose all of their investment in our company.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position.

The potential profitability of mineral ventures depends in part upon factors beyond the control of our company and even if we discover and exploit mineral deposits, we may never become commercially viable and we may be forced to cease operations.

The commercial feasibility of mineral properties is dependent upon many factors beyond our control, including the existence and size of mineral deposits in the properties we explore, the proximity and capacity of processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental regulation. These factors cannot be accurately predicted and any one or a combination of these factors may result in our company not receiving an adequate return on invested capital. These factors may have material and negative effects on our financial performance and our ability to continue operations.

Exploration and exploitation activities are subject to comprehensive regulation which may cause substantial delays or require capital outlays in excess of those anticipate, causing an adverse effect on our company.

Exploration and exploitation activities are subject to federal, provincial or state, and local laws, regulations and policies, including laws regulating the removal of natural resources from the ground and the discharge of materials into the environment. Exploration and exploitation activities are also subject to federal, provincial or state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment.

Various permits from government bodies are required for drilling operations to be conducted, and no assurance can be given that such permits will be received. Environmental and other legal standards imposed by federal, provincial, or local authorities may be changed and any such changes may prevent us from conducting planned activities or increase our costs of doing so, which would have material adverse effects on our business. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we may not be able to or elect not to insure against due to prohibitive premium costs and other reasons. Any laws, regulations or policies of any government body or regulatory agency may be changed, applied or interpreted in a manner which will alter and negatively affect our ability to carry on our business.

As we face intense competition in the mineral exploration industry, we will have to compete with our competitors for financing and for qualified managerial and technical employees.

Our mineral properties are in Arizona and Mexico and our competition there includes large, established mining companies with substantial capabilities and with greater financial and technical resources than we have. As a result of this competition, we may have to compete for financing and be unable to acquire financing on terms we consider acceptable. We may also have to compete with the other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for financing or qualified employees, our exploration programs may be slowed down or suspended, which may cause us to cease operations as a company.

Government regulation may adversely affect our business and planned operations.

We believe our exploration projects currently comply with existing environmental and mining laws and regulations affecting our operations. Our mineral exploration and development activities are subject to various laws governing prospecting, development, taxes, labor standards and occupational health standards, mine safety, toxic substances, land use, water use, land claims of local people and other matters. We cannot assure you that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner which could limit or curtail further exploration or development.

Legislation has been proposed that could significantly affect the mining industry in the United States of America.

Members of the United States Congress have repeatedly introduced bills which would supplant or alter the provisions of the Mining Law of 1872. If enacted, such legislation could change the cost of holding unpatented mining claims and could significantly impact our ability to develop mineralized material on unpatented mining claims.

A portion of the present Hill Copper-Zinc Project’s land position is located on unpatented mining claims located on U.S. federal public lands. The rights to use such claims are granted under the Mining Law of 1872. Unpatented mining claims are unique property interests in the United States, and are generally considered to be subject to greater title risk than other real property interests because the validity of unpatented mining claims is often uncertain. This uncertainty arises, in part, out of the complex federal and state laws and regulations under the 1872 Mining Law and the interaction of the 1872 Mining Law and other federal and state laws, such as those enacted for the protection of the environment.

In recent years, the U.S. Congress has considered a number of proposed amendments to the 1872 Mining Law. If adopted, such legislation could, among other things:

- impose a royalty on the production of metals or minerals from unpatented mining claims;

- reduce or prohibit the ability of a mining company to expand its operations; and,

- require a material change in the method of exploiting the reserves located on unpatented mining claims.

All of the foregoing could adversely affect the economic and financial viability of future mining operations at the Hill Copper-Zinc Project. Although it is impossible to predict at this point what any legislated royalties might be, enactment could adversely affect the potential for development of such federal unpatented mining claims.

Amendments to current laws, regulations and permits governing operations and activities of mining and exploration companies, or more stringent implementation thereof, could have a material adverse impact on our business and cause increases in exploration expenses, capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in development of new mining properties.

Our operating costs could be adversely affected by inflationary pressures especially on labor, equipment and fuel costs.

The global economy is currently in a period of high commodity prices and, as a result, the mining industry is attempting to increase production at new and existing projects, while also seeking to discover, explore and develop new projects. This has caused significant upward price pressures in the costs of mineral exploration companies, especially in the areas of skilled labor and drilling equipment, both of which are in tight supply and whose costs are increasing. Continued upward price pressures in our exploration costs may have an adverse impact to our business.

We may be adversely affected by fluctuations in copper, zinc, silver and gold prices.

The value and price of our common shares, our financial results, and our exploration, development and mining, if any, activities may be significantly adversely affected by declines in the price of copper, zinc, silver and gold. Mineral prices fluctuate widely and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand, and the political and economic conditions of mineral producing countries throughout the world.

The prices used in making resource estimates for mineral projects are disclosed, and generally use significantly lower metal prices than daily metals prices quoted in the news media. The percentage change in the price of a metal cannot be directly related to the estimated resource quantities, which are affected by a number of additional factors. For example, a 10 percent change in price may have little impact on the estimated resource quantities, or it may result in a significant change in the amount of resources.

Estimates of mineralized materials are subject to geologic uncertainty and inherent sample variability.

Although the estimated resources at our Hill Copper-Zinc Project have been delineated with appropriately spaced drilling, there is inherent variability between duplicate samples taken adjacent to each other and between sampling points that cannot be reasonably eliminated. There also may be unknown geologic details that have not been identified or correctly appreciated at the current level of delineation. This results in uncertainties that cannot be reasonably eliminated from the estimation process. Some of the resulting variances can have a positive effect and others can have a negative effect on mining and processing operations. Acceptance of these uncertainties is part of any mining operation.

Mineral resources and proven and probable reserves are estimates.

Although the mineralized material figures included in this document have been carefully prepared by independent engineers, these amounts are estimates only, and we cannot be certain that specific quantities of copper, zinc, silver, gold or other mineral will in fact be realized. Any material change in the quantity of mineralization, grade or stripping ratio, or mineral prices may affect the economic viability of our properties. In addition, we cannot be certain that metal recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production. Until an un-mined deposit is actually mined and processed the quantity of mineral resources and reserves and grades must be considered as estimates only.

Risks Associated With Our Company

We have a history of losses and have a deficit, which raises substantial doubt about our ability to continue as a going concern.

We have not generated any revenues since our incorporation and we will continue to incur operating expenses without revenues until we are in commercial deployment. Our net loss from incorporation on February 19, 2004 to December 31, 2007 was $4,449,263. We had cash in the amount of $268,410 as of December 31, 2007, although we raised $2.5 million in two separate financings during February 2008. We currently are in the exploration stage and have not found any commercially viable mineral deposits on our properties. We estimate our average monthly operating expenses to be approximately $220,000, before meeting our commitments for ongoing property acquisition and option payments. We cannot provide assurances that we will be able to successfully explore our properties and develop our business. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors’ report on our audited financial statements, dated March 31, 2008. If we are unable to continue as a going concern, investors will likely lose all of their investments in our company.

Our future is dependent upon our ability to obtain financing. If we do not obtain such financing, we may have to cease our exploration activities and investors could lose their entire investment.

There is no assurance that we will operate profitably or generate positive cash flow in the future. We will require additional financing in order to proceed beyond the first few months of our exploration program. We will also require additional financing for the fees we must pay to maintain our status in relation to the rights to our properties and to pay the fees and expenses necessary to become and operate as a public company. We will also need more funds if the costs of the exploration of our mineral claims are greater than we have anticipated. We will also require additional financing to sustain our business operations if we are not successful in earning revenues. We currently do not have any arrangements for further financing and we may not be able to obtain financing on commercially reasonable terms or terms that are acceptable to us when it is required. Our future is dependent upon our ability to obtain financing. If we do not obtain such financing, our business could fail and investors could lose their entire investment.

Because we may never earn revenues from our operations, our business may fail and then investors may lose all of their investment in our company.

We have no history of revenues from operations. We have never had significant operations and have no significant assets. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. Our company has a limited operating history and is in the exploration stage. The success of our company is significantly dependent on the uncertain events of the discovery and exploitation of mineral reserves on our properties or selling the rights to exploit those mineral reserves. If our business plan is not successful and we are not able to operate profitably, then our stock may become worthless and investors may lose all of their investment in our company.

Prior to completion of the exploration and pre-feasibility stages, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the exploration of our mineral claims in the future, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide no assurance that we will generate any revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will fail and investors may lose all of their investment in our company.

Risks Associated With Our Common Stock

We do not intend to pay dividends on any investment in the shares of stock of our company.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock’s price. This may never happen and investors may lose all of their investment in our company.

Our stock is a penny stock. Trading of our stock may be restricted by the Securities and Exchange Commission's penny stock regulations, which may limit a stockholder's ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standard risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

The exercise of options and warrants, conversion of our existing debentures and the future issuances of common stock will dilute the ownership of current stockholders and may reduce the market price of our common stock.

As of December 31, 2007 we have a substantial amount of outstanding options and warrants, which, combined with other shares and the convertible debentures and warrants issued subsequent to year-end, if completely exercised, would dilute existing stockholders’ ownership by approximately 46%. While some of our outstanding warrants and options are exercisable at prices in excess of the current market price of our common stock, if our share price increases substantially and these securities are exercised, then stockholders may experience substantial dilution of book value per share of our common stock. The issuance of additional securities may also reduce the market price of our common stock. Based on the need for additional capital to fund further exploration of our properties, it is likely that we will issue additional securities to provide such capital, and that such additional issuances may involve a significant number of shares, some of which may be offered at a discount to the current market price.

The price of our common stock has a history of volatility, which may prevent stockholders from realizing a profit from their investment during particular time frames.

The market price for shares of our common stock may be highly volatile depending on news announcements or changes in general market conditions. In recent years, the stock market has experienced extreme price and volume fluctuations. From January 1, 2005 to December 31, 2007, our stock closed in a range from a high of $1.75 to a low of $0.06 per share. Such volatility may cause large swings in the value of a stockholder’s investment in us.

We have change in control provisions that discourage a corporate takeover and could deprive stockholders of opportunities to sell at temporarily higher prices.

On January 18, 2008, our board of directors adopted a Stockholder Rights Agreement (subject to ratification by stockholders at our next annual general meeting), designed to protect and maximize the value of our outstanding equity interest in the event of an unsolicited attempt by an acquirer to take us over, in a manner or on terms not approved by our board. Takeover attempts frequently include coercive tactics to deprive a corporation’s board of directors of the opportunity to negotiate or otherwise act in the best interest of its stockholders. Our board believes these tactics often deprive stockholders of the full value of their shares. The Stockholder Rights Agreement, however, may have the effect of rendering more difficult, or discouraging, any acquisition of us deemed undesirable by our board. The Stockholder Rights Agreement will cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board, except pursuant to an offer conditioned upon the elimination, purchase or redemption of the rights provided for in the Stockholder Rights Agreement which expires on January 17, 2013.

FINRA’s sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission (see above for a discussion of penny stock rules), Financial Industry Regulatory Authority (FINRA) rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objective and other information. Under interpretations of these rules, FINRA believes that their is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

FORWARD-LOOKING STATEMENTS

This prospectus and the exhibits attached hereto contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements concern our anticipated results and developments in our operations in future periods, planned exploration and development of its properties, plans related to its business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management.

Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance (often, but not always, using words or phrases such as "expects" or "does not expect", "is expected", "anticipates" or "does not anticipate", "plans", "estimates" or "intends", or stating that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved) are not statements of historical fact and may be forward-looking statements. Forward-looking statements are subject to a variety of known and unknown risks, uncertainties and other factors which could cause actual events or results to differ from those expressed or implied by the forward-looking statements, including, without limitation:

  the timing and possible outcome of pending regulatory and permitting matters;

  future financial or operating performances of Aurelio Resource Corporation, its subsidiaries, and its projects;

  the estimation of mineral resources and the realization of mineral reserves, if any, based on mineral resource estimates;

  the timing of exploration, development, and production activities and estimated future production, if any;

  estimates related to costs of production, capital, operating and exploration expenditures;

  requirements for additional capital and our ability to raise additional capital;

  government regulation of mining operations, environmental risks, reclamation and rehabilitation expenses;

  title disputes or claims;

  limitations of insurance coverage; and

  the future price of zinc, copper, gold, silver, or other minerals.

This list is not exhaustive of the factors that may affect our forward-looking statements. Some of the important risks and uncertainties that could affect forward-looking statements are described further under the sections titled "Risk Factors", "Description of the Business" and "Management's Discussion and Analysis" of this prospectus. We may note additional factors elsewhere in this prospectus and in any documents incorporated by reference. Many of these factors are beyond our ability to control or predict. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. We disclaim any obligation to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders, although we may receive proceeds of up to $910,886.20 if all of the Series B share purchase warrants are exercised. We plan to use the net proceeds from the sale of the warrants, if exercised, to further explore and develop our wholly-owned Hill Copper-Zinc Project and for general corporate purposes, including working capital. We will pay for all costs associated with this registration statement and prospectus.

DIVIDEND POLICY

We have not declared or paid any cash dividend since incorporation. We intend to retain future earnings, if any, for use in the operation and expansion of our business, and do not intend to pay any cash dividends in the foreseeable future. There are no restrictions that limit our ability to pay dividends on our common stock.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are shares that may be issued upon conversion of convertible debentures issued February 26, 2008 and upon exercise of Series B warrants issued in connection with the convertible debentures. The convertible debentures and Series B warrants were issued pursuant to a securities purchase agreement we entered into with the five institutional investors named in the table below.

The 10% convertible debentures, which mature on June 30, 2009, are convertible into common shares at a conversion price of $0.30 per common share or a monthly redemption conversion rate at a price that is the lesser of (i) the conversion price of $0.30 or (ii) 80% of the volume weighted average price of the shares for the five consecutive trading days prior to the monthly redemption date. On this basis, we have made a good faith estimate that the debentures may be converted into up to 7,500,000 shares at a minimum conversion price of $0.20 per share.

The Series B warrants are exercisable as of February 26, 2008 for eighteen months at an exercise price of $0.35 per share of common stock.

We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of convertible debentures and the warrants issued pursuant to the securities purchase agreement, to the best of our knowledge, the selling stockholders have not had any material relationship with us within the past three years. Because the selling stockholders may offer all or only some portion of the 10,102,497 shares of common stock to be registered, we cannot give an exact estimate of the amount or percentage of the shares of common stock that will be held by the selling stockholders upon termination of this offering.

This prospectus generally covers the resale of (i) up to 7,500,000 shares that may be issued upon conversion of the convertible debentures and (ii) up to 2,602,532 Series B warrant shares issuable upon exercise of the Series B warrants. Because the rate of conversion under the terms of the convertible debentures may be adjusted, we can only make a good faith estimate of the possible conversion price, which we have determined to be $0.20 per share. As such, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

Under the terms of the convertible debentures and the Series B warrants, a selling stockholder may not convert the convertible debentures or exercise the Series B warrants to the extent that such conversion or exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock that exceeds 4.99% of our then outstanding shares of common stock following such conversion or exercise. The selling stockholders may sell all, some or none of their shares in this offering, as described below in the section entitled “Plan of Distribution”.

Name of Selling Stockholder and Position Office or Material Relationship with Aurelio	Number of Shares Beneficially Owned Prior to Offering (1)	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Beneficially Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding
			# of Shares (2)	% of Class (3)
Harborview Master Fund LP	4,729,167	3,367,511	1,361,656	3.28
Pierce Diversified Strategy Master Fund LLC, Ena	472,916	336,751	136,165	*
Enable Growth Partners LP	3,783,333	2,694,008	1,089,325	2.64
Enable Opportunity Partners LP	472,916	336,751	136,165	*
Cranshire Capital, L.P. (4)	4,729,167	3,367,511	1,361,656	3.28

* Less than one percent.

(1) The number of common stock listed as beneficially owned by such selling stockholder represents the number of shares of common stock currently owned and potentially issuable to such selling stockholder upon the exercise of warrants, conversion of convertible debentures into shares and conversion of interest payments under the convertible debentures into shares. For these purposes, any contractual or other restriction on the number of securities the selling stockholder may own at any point has been disregarded.

(2) Assumes all of the shares of common stock offered are sold. The number of shares beneficially owned by each selling stockholder after the offering consists of shares that may be issuable upon exercise of up to an additional 2,397,467 Series B warrants at an exercise price of $0.35 per share and shares that may be issuable upon exercise of up to 3,750,000 Series A warrants at an exercise price of $0.35 per share that were also issued in connection with the issuance of the convertible debentures on February 26, 2008.

(3) Based on 40,147,644 common shares issued and outstanding on April 10, 2008. Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible debentures currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options, warrants or convertible debentures but not counted as outstanding for computing the percentage of any other person.

(4) Mitchell P. Kopin, the president of Downsview Capital Inc., the general partner of Cranshire Capital, L.P., has sole voting control and investment discretion over securities held by Cranshire Capital, L.P. Each of Mitchell P. Kopin and Downsview Capital, Inc. disclaims beneficial ownership of the shares held by Cranshire Capital, L.P.

We may require the selling stockholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

Each of the selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  a combination of any such methods of sale; or

  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

On November 1, 2007, our auditors, Mason Russell West, LLC merged with, and changed their name to, Haynie & Company. Our financial statements for the year ended December 31, 2007 and 2006 included in this registration statement and prospectus have been audited by Haynie & Company to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company’s ability to continue as a going concern) appearing elsewhere in this registration statement and prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Clark Wilson LLP, our independent legal counsel, has provided an opinion on the validity of our common stock, which opinion is attached as an exhibit to this prospectus and registration statement.

DESCRIPTION OF SECURITIES TO BE REGISTERED

As of April 10, 2008, there were 40,147,644 shares of our common stock and no preferred shares issued and outstanding. Our common stock is quoted on the OTC Bulletin Board under the symbol “AULO”.

We are authorized to issue 487,500,000 shares of common stock with a par value of $0.001. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share rateably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

Each stockholder is entitled to receive dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

On January 18, 2008, our board of directors adopted a Stockholder Rights Agreement (subject to ratification by stockholders at our next annual general meeting), designed to protect and maximize the value of our outstanding equity interest in the event of an unsolicited attempt by an acquirer to take us over, in a manner or on terms not approved by our board. The Stockholder Rights Agreement will cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board, except pursuant to an offer conditioned upon the elimination, purchase or redemption of the rights provided for in the Stockholder Rights Agreement which expires on January 17, 2013.

At the same time, our board of directors authorized and declared a dividend distribution of one right for each share of our common stock outstanding at the close of business on February 7, 2008 and for common shares issued at such other times as described in a rights agreement dated as of January 18, 2008 between our company and Empire Stock Transfer Inc. as rights agent. Each right represents the right to purchase one share of common stock on terms and conditions as set out in the rights agreement at an initial exercise price of $5.00, subject to adjustment from time to time as specified in the rights agreement.

Penny Stock Rules

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

INFORMATION WITH RESPECT TO THE REGISTRANT

DESCRIPTION OF BUSINESS

Corporate History

We are an exploration stage company engaged in the exploration of mineral properties and we may also, from time to time, acquire additional mineral properties to explore. We were incorporated on February 19, 2004, in the state of Nevada under the name “Furio Resources Inc.”. Effective June 16, 2006, we changed our name from “Furio Resources Inc.” to “Aurelio Resource Corporation” and effected a six and one-half (6.5) for one (1) forward stock split of our authorized, issued and outstanding common stock. As a result, our authorized capital increased from 75,000,000 shares of common stock with a par value of $0.001 to 487,500,000 shares of common stock with a par value of $0.001.

On August 17, 2006, we completed our acquisition of all of the issued and outstanding common stock of Aurelio Resources, Inc., a privately-owned Colorado corporation engaged in mineral exploration, pursuant to an agreement among our company, Aurelio Resources, Inc. and the stockholders of Aurelio Resources, Inc., dated April 27, 2006, as amended on June 9, 2006, amended on July 13, 2006 and further amended on July 21, 2006.

As a result of our acquisition of Aurelio Resources, Inc., we indirectly acquired all of its assets in 2006. In particular, we acquired properties in Arizona, now held through our wholly-owned Arizona subsidiary, Bolsa Resources, Inc., and a 98%

interest in Minera Milenium S.A. de C.V., a company incorporated in Mexico, which holds an option to acquire a 100% interest in a property in Mexico. The assets held by Aurelio Resources, Inc. are described below under “Description of Properties”.

On September 28, 2006, we changed our fiscal year-end from May 31 to December 31. For the year prior to May 31, 2006 and up to the acquisition of Aurelio Resources, Inc. in August 2006, our company had essentially been dormant.

On September 11, 2007, our board of directors adopted new by-laws for our company that substantially changed the dissent rights of our stockholders and altered the by-laws in a number of other respects. This alteration was disclosed on our current report on Form 8-K, filed on September 21, 2007.

Our Current Business

Prior to the completion of the acquisition of Aurelio Resources, Inc., we had a 100% interest in twenty-five mineral claims, subject to a 3% net proceeds interest to the State of Alaska. During November 2006, we allowed our interest in the Alaska property to lapse and we have no ongoing interest in that property.

As of the completion of our acquisition of Aurelio Resources, Inc., we held 100% rights to mineral exploration and development on 13 unpatented mining claims in Arizona, referred to as the MAN claims, and an option to earn a 100% interest in the mineral exploration and development of 3 mining claims/concessions covering approximately 1,000 hectares in Durango, Mexico.

In completing Aurelio Resources, Inc.’s purchase agreement of May 16, 2006, we also acquired 30 patented claims on September 18, 2006, referred to as the Courtland claims, in Cochise County, Arizona from Hope Mining and Milling Company through our wholly-owned subsidiary, Bolsa Resources, Inc. We also staked additional unpatented mining claims during late 2006 around the MAN and Courtland claims. We now refer to the Arizona property as the Hill Copper-Zinc Project.

In March, 2007, through Bolsa Resources Inc., we entered into an agreement with Gold City Inc. to lease and purchase 19 unpatented mining claims in return for annual payments increasing from $20,000 in the first year to $35,000 in the fourth year. We also have an option to purchase these claims for a purchase price of $750,000. Under this agreement, Gold City is also entitled to a sliding scale net smelter return royalty increasing from 1.0% to 2.0% as copper prices increase from $1.50 to $3.50 per pound. This royalty only applies to production from the Gold City properties. As of the end of fiscal year, 2007, the final documentation to effect this agreement had not been executed.

In April 2007, we completed an option agreement with a subsidiary of Newmont Mining Corporation, whereby we acquired the option to purchase two patented mining claims covering 30 acres adjacent to our MAN claims for a purchase price of $100,000, payable in four equal instalments of $25,000 upon each of signing and six, nine and 12 months after the signing of the purchase agreement, whereupon the option will be exercised and the properties purchased. We made the fourth and final $25,000 payment in March 2008. Newmont will receive a 1% net smelter returns royalty on the patented claims.

Concurrently with the Newmont transaction, we acquired an extensive exploration file of the Turquoise Mountain Mining District, Cochise County, Arizona, where the Hill Copper-Zinc Project is located including the logs and assay results of 274 holes, drilled by ten different companies between the 1950s and the mid-1990s.

In April 2007, we completed a mineral lease and option agreement with three individual owners of 65 “Gold Coin” mineral claims and three Arizona State Exploration Permits on the Hill Copper-Zinc Project in Cochise County, Arizona. The “Gold Coin” claims and the three exploration permits form one continuous block of claims covering 1540 acres. These new properties are all located to the south and southeast of our MAN claims. The option agreement includes an initial payment of $20,000 with additional staged payments spread over four years, totaling $1.5 million. In addition, we are required to pay a royalty of 1% of production of base metals and 2.5% of production of precious metals.

Through Bolsa Resources Inc., we completed the acquisition of 76,780 feet of drill core from 95 holes from prior drilling campaigns around the Hill Copper-Zinc Project in the Turquoise Mining District. The material was acquired for a nominal cost.

In August 2007, we entered into an agreement with the Rae family to purchase 13 patented mining claims (covering approximately 213 acres) located on the north of the MAN area. As part of the transaction, we also acquired approximately 744 acres of surface rights covering the entire MAN deposit and an area to the west of the deposit, with an additional 292 acres of surface and mineral rights to the east of the deposit. These acquisitions were concluded through Bolsa Resources, Inc. The option agreement included a down payment of $10,000 and a further payment of $40,000 before December 31, 2007, with additional staged payments over two years for a total cost of $1.3 million. There is no royalty payable on production from any of the patented mining claims.

Additionally, on August 15, 2007 we announced that through Bolsa Resources, Inc., we had staked an additional five unpatented BLM lode mining claims to the north and northeast of the MAN deposit, covering approximately 76 acres. These claims are adjacent to, as well as to the east of, the patented Hope claims purchased in September of 2006 covering the Courtland area. Through Bolsa Resources, Inc., we also applied for three Arizona State mineral exploration permits covering an estimated 1,320 acres. These state exploration permits are located to the south and southeast of the MAN deposit, and cover projected extensions along strike of high-grade, copper-zinc-silver-gold mineralization.

On September 24, 2007 Bolsa Resources, Inc. entered into a purchase option agreement with Kay B. Graham for the purchase of approximately 90% of land known as the Courtland Townsite lots. These lots are real property interests held by fee simple in the Courtland Townsite area. Bolsa paid $25,000 as payment for the option which extends until January 31, 2010. The full purchase price of $125,000 is payable within 30 days of Bolsa giving notice and the option payment will be deducted from the purchase price.

On October 30, 2007, we announced the receipt of an independent report prepared by Chlumsky, Armbrust & Meyers, LLC. Details of the report are described below under the heading “Resource Evaluation – Hill Copper-Zinc Project”.

On March 26, 2008, the Company announced that Bolsa had entered into an agreement to acquire 20 patented mining claims (the "Viewsites claims") in the Turquoise Mining District of Cochise County, Arizona. The Viewsites claims are located to the west and southwest of the MAN Area that is part of the Hill Copper-Zinc Project. These claims encompass an estimated 363 acres (survey pending) and incorporate projected extensions of the MAN Area mineralization. Bolsa will acquire the Viewsites claims with staged payments totaling $950,000 over thirty months. Closing is scheduled to occur by August 1, 2008 following completion of a detailed survey of the 20 patented mining claims.

Our plan of operation is to explore for minerals such as copper, gold, silver and zinc on our properties but we are not restricting our exploration to any one type or select types of minerals. We may also seek to acquire other properties for mineral exploration in the United States, Mexico, Latin America or elsewhere.

Our objective is to pursue deposits of any type of mineral and to develop, sell or otherwise assign the rights to develop the properties if and when any commercially viable deposits of minerals are found on our properties.

Since we are an exploration stage company, there is no assurance that a commercially viable mineral deposit exists on any of our properties and a great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility of future exploration is determined. We have no known reserves of any type of mineral. To date, we have not discovered an economically viable mineral deposit on any of our mineral properties, and there is no assurance that we will discover one.

Mineral property exploration is typically conducted in phases. Before it is carried out, each subsequent phase of exploration work is recommended by a geologist based on the results from the most recent phase of exploration. We have only recently commenced the initial phase of exploration on the properties held by Bolsa Resources, Inc. and Minera Milenium S.A. de C.V. Once we complete a phase of exploration, we will make a decision as to whether or not we proceed with each successive phase, based upon the analysis of the results of that program. Our directors will make these decisions based upon the recommendations of the independent geologist who oversees the program and records the results.

Even if we complete our proposed exploration programs on our properties and we are successful in identifying a mineral deposit, we will have to spend substantial funds on further drilling and engineering studies before we will know whether we have a commercially viable mineral deposit.

Employees

We have no employees on the payroll, but as of April 11, 2008, we have five officers who are also directors and two officers who are not directors, who all provide services for a portion of their time under consulting contracts. We also have three part-time contract support staff providing various services in our corporate office. We have retained, and intend to retain, independent geologists and consultants on a contract basis to conduct the work programs on the mineral properties.

Offices

We rent office space at 5554 South Prince Street, Littleton, Colorado for $2,058 per month, including utilities, with a commitment through June 2008. We also rent housing and office space in Elfrida, Arizona for $1,175 per month, not including utilities, with a commitment through 2022 and office space in Culiacan, Sinaloa, Mexico for P1,700 (approximately $140) per month, with a commitment through October 2008. We believe these spaces are adequate for our current needs and that suitable space will be available to accommodate our future needs.

Government Regulation

We believe our exploration projects currently comply with existing environmental and mining laws and regulations affecting our operations.

DESCRIPTION OF OUR MINERAL PROPERTIES

Hill Copper Project, Arizona

Location, Access and Property Overview

The Hill Copper Property is located on the eastern flank of the southern Dragoon Mountains, approximately 80 miles southeast of Tucson, Arizona. Access to the Hill Copper Property from Tucson is via the Dragoon turnoff on the I-10 freeway, 12 miles east of Benson, then east to Arizona Highway 191, then south through Sunsites Village and the nearby ghost town of Pearce. The property is in the Turquoise Mountain Quadrangle, Courtland-Gleeson Mining District, Cochise County, Arizona. We are not aware of any particular environmental, political or regulatory problems that would adversely affect mineral exploration of the property.

The topography in the project area varies from flat to rolling hills with an average elevation of 4,600 feet above sea level. Vegetation in the area is sparse and is typical of a desert climate.

General Overview of our Arizona Mining Claims at the Hill Copper-Zinc Property

We are the registered owner of a 100% interest in 35 MAN unpatented mining claims, part of the 119 unpatented mining claims and 45 patented claims located on what is known as the Hill Copper-Zinc Project (of which the MAN area is part), as described in the table below. The unpatented claims are staked on federal lands administered by the United States Bureau of Land Management. In addition to the 13 claims acquired with the purchase of ARI, staked on two earlier occasions and all contiguous with one another, we also staked an additional 17 MAN unpatented mining claims during late 2006 which were recorded at the Bureau of Land Management (BLM) on January 24, 2007 and January 25, 2007. An additional five claims were staked and recorded with the BLM on August 17, 2007. These claims are contiguous with the 13 initial MAN claims. The mining claims are in good standing with all regulatory authorities, and the mining claims are properly registered at Cochise County in Bisbee, Arizona and with the U.S. Bureau of Land Management in Phoenix, Arizona. The current annual maintenance fees on unpatented mining claims are $125 per claim due on or before August 31 of each year.

The claims staked or otherwise acquired, exploration permits and leases obtained, and other property acquisitions are listed chronologically:

		Claims	Claims	Acres	Acres
Date	Property Name	Patented	Unpatented	Mineral	Surface
March 7, 2005	BLM filing date - MAN claims; quitclaim deed to Aurelio recorded January 19, 2007		6	(see below)
November 8, 2005	BLM filing date - MAN claims; quitclaim deed to Aurelio recorded January 19, 2007		7	(see below)
September 15, 2006	Hope Mining claims	30		550	550
January 24, 2007	BLM filing date - MAN claims		9	(see below)
January 25, 2007	BLM filing date - MAN claims		8	(see below)
March 27, 2007	Newmont Mining – claims	2(2)		24	24
March 28, 2007	Gold City Inc. option(3)		19	242
April 15, 2007	Gold Coin – claims		65	1021
April 15, 2007	Gold Coin - 3 AZ state mineral exploration permits			251
August 6, 2007	Rae Family – claims Rae Family – 2 surface rights parcels Rae Family - surface & mineral rights (homestead patented)	13		213 292	213 744 292
August 17, 2007	BLM filing date - MAN claims		5	(see below)
August 28, 2007	Bolsa received 3 AZ state mineral exploration permits, Sections 33, 34, 35, T19S, R25E			1320
September 24, 2007	Graham – 531 Courtland Townsite Lots (overlaps other surface rights)
TOTALS:	Total patented claims	45
	Total unpatented claims		119
	Total acres MAN Area claims			384
	Total acres mineral rights			4297(1)
	Total acres surface rights				1823(1)
	Total acres mineral and surface				5041(1)

(1)	The total acreages are approximate due to the complexity of overlapping claims as well as incomplete surveys for Gold Coin, MAN Claims and Gold City properties.

(2)	Newmont held 50% of one of the two claims.

(3)	The Gold City transaction is in the form of a signed letter agreement and formal documentation has not yet been executed.

Our wholly-owned subsidiary, Aurelio Resources, Inc. entered into a purchase and sale agreement, dated May 16, 2006, with Hope Mining and Milling Company, for the acquisition of 30 patented mining claims known as the Courtland claims, located in the Turquoise Mountain Quadrangle, Courtland-Gleeson Mining District, Cochise County, in south-eastern Arizona. On September 15, 2006, Aurelio Resources, Inc. assigned its rights under the agreement to our wholly-owned subsidiary, Bolsa Resources, Inc. and on September 18, 2006, Bolsa closed the acquisition and paid the balance of the initial installment of $250,000. The remainder of the overall purchase price of $1.2 million is financed over four years with only monthly interest payments at 6% being payable over this period with the balance of the purchase price payable on September 15, 2010.

In January 2007, we staked 17 new unpatented claims around the initial 13 MAN claims, including the area between the recently purchased Courtland claims and the MAN claims.

In March 2007, we entered into an exploration lease and option to purchase letter agreement with Gold City Inc. (Al Conti) for 19 unpatented mining claims to the north of as well as overlapping the initial 13 MAN claims. Gold City agreed to an initial lease payment of $20,000, with subsequent payments over four years of $90,000. The purchase price agreed to is $750,000 should the Company exercise the purchase option, which includes a net smelter royalty of 1% to 2% depending upon the net sales price per pound of copper. As of December 31, 2007, the final documentation to effect this agreement has not been executed.

During April 2007, an option agreement (signed in March 2007) was completed with Newmont Mining Corporation to purchase two of its patented mineral claims. These claims, known as the Banner claim and the Australia claim, are adjacent to our initial 13 MAN claims. Newmont agreed to a purchase price of $100,000 paid in stages over a one year period. We made the fourth and final $25,000 payment in March 2008. We agreed to give Newmont a 1% net smelter returns royalty on the patented claims and on any properties we currently own or acquire within a designated area of interest. In addition, we gave Newmont a right of first offer with respect to any option, joint venture, sale or any other disposition of property by us to a third party. The acquisition was concluded through Bolsa Resources, Inc.

Concurrently with the Newmont transaction, we acquired an extensive exploration file of the Turquoise Mountain Mining District, Cochise County, Arizona, where the Hill Copper-Zinc Project is located, including the logs and assay results of 274 holes, drilled by ten different companies between the 1950s and the mid-1990s. These companies include Santa Fe Mining, Asarco Mining, Kennecott Copper, Union Oil, and Great Gray Resources. This database provides confirmation of our calculated mineral resources as well as identifies at least eight additional copper and zinc rich exploration targets within our Hill Copper-Zinc Project.

Also in April 2007, we completed a mineral lease and option agreement with three individual owners of 65 Gold Coin mineral claims and three Arizona State mineral exploration permits. These acquisitions were also concluded through Bolsa Resources, Inc. The 65 unpatented Gold Coin claims along with the three Arizona mineral exploration permits cover 1272 acres. These new properties are all located to the south and southeast of the MAN claims. The group of claims contain multiple additional copper and zinc targets and three known gold prospects. The option agreement included a down payment of $20,000 with additional annual staged payments totaling $1.5 million until April 15, 2018. In addition, there is a royalty of 1% of production of base metals and 2.5% of precious metals from these claims and permits.

In July 2007, we completed the acquisition of 76,780 feet of drill core from 95 holes in the Turquoise Mining District. These holes were drilled by Santa Fe Minerals, Inc. (now part of Newmont Mining) and Great Gray Resources Co. between 1987 and 1995 as well as core from eight holes (over 7,200 feet) drilled by Bear Creek Exploration during the 1960s in the Courtland and South Courtland areas. Much of this core was only assayed for copper at the time it was drilled. We have been systematically re-logging, re-sampling and re-assaying this core for gold, silver, lead and zinc, and adding the results to the company’s exploration database. Our land position encompasses virtually all the ground previously drilled by these companies. The material was acquired for a nominal cost.

During August 2007, we entered into an agreement with the Rae family to purchase 13 patented mining claims (covering approximately 213 acres) located on the north of the MAN area that is part of our wholly-owned Hill Copper-Zinc Project. As part of the transaction, we also acquired approximately 744 acres of surface rights covering the entire MAN deposit and an area to the west, with an additional 292 acres of surface and mineral rights to the east of the deposit. These acquisitions were concluded through Bolsa Resources, Inc. The option agreement included a down payment of $10,000 and a further payment of $40,000 before year-end, with additional staged payments over two years for a total cost of $1.3 million. There is no royalty payable on production from any of the patented mining claims.

Also in August 2007, we staked an additional five unpatented BLM lode mining claims to the north and northeast of the MAN deposit. These claims are adjacent to and to the east of the patented Hope claims purchased in September of 2006 covering the Courtland area. We also applied for and was granted three Arizona State mineral exploration permits covering an estimated 1,320 acres. The Arizona exploration permits are located to the south and southeast of the MAN deposit, and cover projected extensions along strike of high-grade, copper-zinc-silver-gold mineralization.

During September 2007, we entered into an option agreement to acquire surface rights, being town sites, on part of the Courtland area from Kay B. Graham with payment of a non-refundable option payment of $25,000.

Mining and Exploration History of the Courtland-Gleeson (Turquoise) Mining District

Native Americans mined small amounts of turquoise, used as a medicine stone, from Turquoise Mountain on the extreme north end of the district for an unknown number of years.

The first mining claims were staked on silver-lead deposits near Gleeson, on the south end of the district, in 1877. Exploration and development by the Calumet, Phelps Dodge and Great Western companies started a boom in the area in 1907, and copper production peaked in 1912. Primarily in the northern Courtland area, there was small-scale mining for shallow, oxidized high-value copper or lead-zinc replacement deposits in limestone with by-product gold-silver. The larger mines closed by 1920, although small operators continued production until about 1932. There are at least 52 old mine workings in the Turquoise Mining District.

The district was explored prior to Aurelio’s consolidation of the land and commencement of the current exploration program with four large and seven small drilling programs since 1952, totalling 274 drill holes. In 1957, Minerals Exploration Company (MEXCO, a division of Union Oil Company) discovered the Star Hill replacement copper deposit in the MAN area with their first hole, based on an airborne magnetic geophysical anomaly. MEXCO then drilled 51 additional holes on an approximate 200-foot grid, but later abandoned the property.

Intense hydrothermal alteration, pyritization and fracturing in an area of approximately eleven square miles have long attracted the attention of several companies searching for a large porphyry copper deposit. In 1960 through 1967, Bear Creek Mining Company drilled 42 holes, totalling about 57,000 feet, in an area of approximately four square miles west of the old Courtland town site.

Beginning in 1986, Santa Fe Mining Company drilled 108 holes in three main areas: Maude Hill (1986) with 14 holes; an expansion of the MEXCO grid at Star Hill (1989 through 1990) with 52 holes, concentrating only on high-grade mineralization; and enlargement of the Courtland bulk-tonnage replacement copper deposit (1990) with 42 holes. Newmont Mining Company had previously drilled four bulk-tonnage discovery holes at Courtland in 1988.

Mineralization

The Hill Copper Property contains two known types of mineralization: primary and secondary. Primary mineralization is at depth and secondary mineralization is closer to the surface.

(1) Primary Mineralization (milling required, not amenable to heap leaching):

Massive pyrite plus chalcopyrite (copper) plus sphalerite (zinc) plus or minus magnetite/hematite(iron oxide), with some gold silver and lead, occurs in replacement deposits and skarn primarily within Abrigo limestone. This mineralization was the focus of historic underground mining operations. Lower grade, disseminated sulphide mineralization occurs in skarns and intrusive porphyries. Some primary mineralization is present in other sedimentary formations such as Bolsa Quartzite and Martin Limestone.

Hydrothermal alteration in the wall rock typically consists of intense stockwork and pervasive silicification, along with strong sericitization and argillization, to the extent that drill core is often unidentifiable.

(2) Secondary mineralization (amenable to heap leaching and SX/EW recovery):

Secondary mineralization occurs where near-surface primary mineralization has been oxidized and leached. Limestone areas contain copper oxide minerals (tenorite, malachite, azurite, chrysocolla, melaconite and neotocite) or zinc oxide minerals (such as hemimorphite, smithsonite and hydrozincite). This mineralization varies from iron-stained skarn and leached limestone to heavy gossanous material.

Underlying the oxide zone in some places, is an extensive ‘supergene enrichment blanket’, that contains chalcocite, a copper-rich secondary mineral. It occurs primarily in the MAN zone in the porphyritic intrusives.

All types of mineralization have been offset by numerous steep, closely spaced faults making lateral projection difficult in some cases.

The oxide mineralization is probably the most economically attractive in the Hill Copper-Zinc area because it is close to the surface, and might be mined with lower cost open-pit mining methods. The chalcocite blanket is very extensive and contains significant tonnages of potentially leachable copper mineralization. Together, these secondary types of mineralization make the Hill project an attractive exploration target.

In 2006 and 2007, Aurelio drilled 21,489 feet of core and reverse circulation drilling. This drilling has confirmed previous drilling results by Newmont, Santa Fe, Bear Creek, Great Gray and MEXCO. In 2007, follow-up drilling was begun to outline an oxide resource in the South Courtland zone.

Our Current Drilling Program

Beginning in late 2005, Aurelio Resources, Inc. increased the potential for discovering bulk-tonnage mineral resources at Star Hill, now named the Hill Copper-Zinc Project, by re-evaluating the data from earlier drilling programs and by confirmatory drilling. Two principal zones were recognized, the Courtland Zone and the MAN Zone.

Phase 1 drilling started in the fall of 2006. This work was confirmational in nature, attempting to verify the presence and grade of previously drilled mineralization by twinning Newmont and Santa Fe holes. Five holes were drilled on the Courtland zone, which was well-defined by previous drilling, and five more holes were drilled in the area between Courtland and MAN which had some scattered mineralized intervals.

The results of this early phase of drilling were that the Courtland mineralization was confirmed, and the other five holes began to show the presence of a continuation of mineralization between the Courtland and MAN zones. This new target has since been named South Courtland.

Phase 2 drilling started in the middle of 2007. The primary objective of this phase was to pursue the oxide mineralization at South Courtland. A total of 29 holes were drilled in the central part of the zone to expand on previous drilling. Most holes were extended into the sulphide mineralization in order to test the geological model for the zone. In addition, five confirmation holes were drilled in the MAN zone to confirm the Santa Fe and MEXCO results.

The results of Phase 2 drilling show that the South Courtland zone consists of a thin (approximately 125 feet) surface layer of oxidized ledges leading down-dip into sulphide mineralization. At present, only about one third of the South Courtland zone has been drill-tested. Two holes were drilled between the South Courtland and MAN zones and those intercepts suggest possible continuity of the two zones. Drilling shows that there is significant zinc mineralization in some areas that are distinct from the copper mineralization. Further work will address the significance and economics of this mineralization.

The drill holes that Bolsa competed during 2007 on the MAN zone were successful in duplicating previous drilling and confirmed the presence of a thick chalcocite blanket overlying high-grade sulphide mineralization, including copper, zinc, silver, and gold, with scattered lead values. Samples are currently being submitted for leachability analysis, after which a metallurgical scoping study will be carried out.

Future Drill Plans

Future drilling will focus on outlining this new near-surface copper oxide zone with the objective to define a heap-leachable deposit that could possibly be fast-tracked to early production.

Resource Evaluation – Hill Copper-Zinc Project

In October 2007 an independent review of its in-house estimate of the mineralized material in the MAN area was completed. The report was prepared by Chlumsky, Armbrust & Meyers, LLC (“CAM”), an independent mining engineering consulting firm located in Lakewood, Colorado. CAM’s report, entitled “Technical Report: Hill Copper-Zinc Project - MAN Area Arizona” dated October 23, 2007, was authored by Mr. Robert L. Sandefur, P.E., Senior Geostatistician/Ore Reserve Analyst. Estimated in-place mineralized material in the MAN Area is 63,757,000 tons grading 0.43% copper and 0.15% zinc (plus gold, silver and lead credits) based on cut-off grades of 0.20% copper for sulfide material and 0.10% copper for leachable (oxide and chalcocite) mineralized material. Based on the trailing average monthly metal prices for the past three years through October 2007, the copper-equivalent grade of the MAN deposit would be 0.56% copper-equivalent. It appears that all of this material can be mined by open pit with low (less than 2:1) stripping ratios. CAM’s calculations were based on geologic and assay information from 87 historical drill holes totaling 64,252 feet of core and 10,737 assay records. (Aurelio has a total historical database of 274 drill holes for the Hill Copper-Zinc Project.)

The CAM report analyzed the MAN area only. Subsequently, we prepared an in-house analysis of all three zones (MAN, South Courtland and Courtland) which estimated mineralized material at 167.9 million tons (which our management believes could all be mined using open-pit methods) with an approximate copper equivalent grade of 0.52% (copper plus gold, silver and zinc at current values). We expect to enlarge the area of mineralized material in due course with step-out drilling into previously untested areas.

Gavilanes Property

Through our 98% owned subsidiary, Minera Milenium S.A. de C.V., we hold an option to earn a 100% undivided interest in certain mining claims/concessions situated in the Tamazula District, Durango, Mexico known as the Gavilanes Property. The Gavilanes Property consisted initially of mining claims/concessions covering approximately 100 hectares, identified as title number 185397, expediente (brief) 321.1/24569 and granted by the Dirección General de Minas and inscribed with number 577, on page 145 of Volume number 251 of the General book of Mining Concessions of the Public Mines register in Mexico City, D.F. Subsequently, 900 hectares of exploration concessions were staked around the initial Gavilanes property.

Option Terms

Pursuant to the terms of the option agreement dated August 18, 2005, between Aurelio Resources, Inc. and Minera Holmex, S.A. de C.V., a company incorporated under the laws of the State of Sinaloa, Republic of Mexico, and wholly-owned by Dr. Frederik Warnaars, Aurelio Resources, Inc. acquired the right to earn up to a 100% free and clear interest in the mineral exploration and development in the three mining claims/concessions, covering approximately 1,000 hectares. Aurelio Resources, Inc. assigned all of its interest in this option to its 98% owned subsidiary, Minera Milenium. In consideration for the option, we paid Minera Holmex an amount equal to the taxes in arrears for the years 2001 and 2002 and the aggregate sum of P63,536 (Mexican Pesos) plus late payment penalties (approximately $6,100).

To maintain the option in good standing, we will need to make the following payments to Mr. Modesto Rivas Beltran no later than the dates provided below:

Payment Due Date	Cash
February 1, 2006 (paid in 2006)	$5,000
August 1, 2006 (paid in 2006)	10,000
February 1, 2007 (paid in 2007)	15,000
August 1, 2007 (paid in 2007)	15,000
February 1, 2008 (paid in 2008)	20,000
August 1, 2008	20,000
February 1, 2009	25,000
August 1, 2009	25,000
February 1, 2010	30,000
August 1, 2010	30,000
February 1, 2011	305,000
Payments Remaining as of March 31, 2008	$435,000

The Gavilanes Property is subject to a 3% net smelter royalty in favor of Mr. Modesto Rivas Beltran of Culiacan, Sinaloa, Mexico. There are no provisions in the option whereby we can purchase all or a portion of the smelter royalty from Mr. Modesto Rivas Beltran.

The smelter royalty will be payable only from the actual proceeds received by our company from any future mint, smelter, refinery or other purchaser from the sale of any ore, metals (including bullion) or concentrates we may produce and sell from the Gavilanes Property, or proceeds we may receive from an insurer in respect of our mineral products, after deducting certain expenses related to certain costs to our company of the extraction, preparation and sale of our mineral products. The smelter royalty shall be paid to Mr. Modesto Rivas Beltran on a quarterly basis within 45 days of the end of each fiscal quarter.

Location and Access

The Gavilanes Property is located approximately 70 km east of Culiacan, near the hamlet of Chiqueritos and can be reached by small fixed wing aircraft or a five-hour drive from Culiacan via Tamazula. Less than 100 people reside in Chiqueritos. In the map below, the area subject to our Option is identified as Los Gavilanes, an area directly south of Chiqueritos village. Reconnaissance mapping and sampling was completed over an area of about 5 square kilometers from the area near the airport, about 2.5 kilometres northwest of Chiqueritos, to the San Andres area in the south.

We carried out road building for roads to access possible drill platforms in the spring of 2005 and late 2006. These roads have provided access to many rock exposures on both the northern and southern flanks of the Gavilanes ridge. To date, we have completed approximately 7.9 kilometers of roadway.

Location of Gavilanes Property

Geology

The area near the Gavilanes Property is underlain by a metasedimentary sequence of possible early Mesozoic age rocks consisting of schists, shales, phyllites, quartzites and meta-arkoses that reach low-grade greenschist metamorphism.

The sequence is intruded by fine-grained dacite porphyries with variable amounts of biotite and/or hornblende and/or magnetite with different porphyritic textures. Various porphyry intrusions may be present, or possibly one intrusive with many local variations. Hydrothermal alterations and surface weathering are often intense and pervasive, so it is difficult at this stage to separate and map the various intrusions or different phases. At one location in the San Andres area, an unaltered porphyry was found. A hornblende concentrate separated from this porphyry was dated by the potassium-argon (K-Ar) age method and gave an age of 62.5 million years (early Paleocene). Porphyry intrusions are exposed over an area of two km in a north-south direction and about one km in an east-west direction. To the east and south they are covered by post-mineral volcanics. A weakly mineralized and weakly altered hydrothermal system was dated as a “whole rock” specimen and gave an age of 42.3 million years (mid-Eocene).

An unbrecciated contact of dacite porphyry with various types of metasediments is exposed in the creek west of Chiqueritos village. This contact is diffuse and consists of a hybrid zone with assimilated sediments and contaminated intrusives, suggesting a slow process of emplacement.

Strike and dip of metasediments to the northeast, north and west and in upper reaches of Arroyo del Oso in the south suggest a doming effect caused by the dacite porphyry complex.

An equigranular medium-grained granodiorite is exposed along the road between the airport and Chiqueritos. This is probably part of a batholith exposed further west. It is unmineralized and intrudes the metasediments. A K-Ar age determination of hornblendes separated from granodiorite resulted in an age of 81.2 million years (upper Cretaceous).

Many post-mineral felsic and mafic dikes cut the area. Their widths vary between 30 cm to 9 meters and are mostly steeply dipping. At various places, they can be followed over a distance of more than 1,000 meters.

The youngest rocks are Miocene volcanics covering the area to the east and south. They are flat-lying and cover the mountains above the 1,200 to 1,300 meter elevation. Part of the prospect may have oxidized prior to the deposition of the volcanic sequence. Oxidized and mineralized porphyries are therefore anticipated to exist below the volcanics to the east. Gavilanes ridge is undergoing, at present, a second stage of oxidation superimposed on an earlier oxidation stage.

Exploration Program – Gavilanes Property

The exploration program for our Gavilanes Property will evaluate the mineral potential of mine waste from historic mining operations, together with surface and near-surface mineralization, as well as deep mineralization.

Phase I: We conducted a due diligence phase, evaluating all the pertinent data in Culiacan, followed by a field visit in 2006. This Phase took about six days to complete and improved our existing information regarding the geology, alteration and gold/silver/molybdenum distribution at the Gavilanes Property. Phase I helped to identify and mark various drill hole locations and plan the initial drilling phase. The total cost for Phase I was $20,000

Phase II: In 2006, Phase II consisted of trenching and access road building over 3.5 kilometers on the north end of the property to expose a newly discovered gold-bearing hydrothermal breccia (called San José) near the headwaters of Las Cuevas Creek. The terrain is extremely steep and progress was slow in the narrow canyon.

The breccia is about 150 meters wide in a northwest to southeast direction and over 750 meters long in a northeast to southwest direction. A total of 83 trench and road cut samples were taken with mixed results, including erratic gold values up to 0.4 parts per million. The matrix is very gossanous after massive sulphides, probably pyrite. The breccia fragments consist of either metasediments or porphyries, or a mixture of both. Part of the breccia is well silicified. Gold assay results of the San Jose breccia received in 2007 are weakly anomalous ranging between 0.01 and 0.13 parts per million, averaging 0.045 parts per million. The gold average of all 83 samples taken is 0.077 parts per million.

At this stage it is not clear if the San José breccia constitutes a drilling target.

In 2007, Phase II consisted of preparation of seven additional drill pads and approximately 1.9 miles (3 kilometers) on or around Gavilanes Ridge. The total cost for exploration in 2007 was $50,045.

The next phase (which will proceed when funding is available) will include, together with necessary permitting, a drilling program of seven holes for a total of approximately 2,000 meters. The estimated cost would be $373,000 and should take three to four months to complete.

Estimated 2008 Gavilanes Property Exploration Budget
Phase III	Estimated Cost
Drilling	$269,500
Transportation	21,000
Lodging and Food	7,500
Professional Fees and Labour	19,000
Contingency	10,000
Property Payment plus Value Added Tax (VAT)	46,000
Phase III Total	$373,000

Lake Iliamna Property, Alaska

By mineral staking in March 2004, we acquired a 100% interest in twenty-five mineral claims located in the State of Alaska, approximately 7.5 miles northwest of Lake Iliamna which is 215 miles south-west of Anchorage, Alaska. During November 2006, we allowed our interest in the Alaska property to lapse and we have no ongoing interest in that property.

Subsidiaries

On August 17, 2006 we completed our acquisition of all of the issued and outstanding common stock of Aurelio Resources, Inc., a privately-owned Colorado corporation engaged in mineral exploration, pursuant to an agreement we entered into with Aurelio Resources, Inc. and its stockholders dated April 27, 2006, as amended on June 9, 2006 and further amended July 13, 2006 and on July 21, 2006. As a result of the share purchase transaction, Aurelio Resources, Inc. is now a wholly-owned subsidiary of our company and we indirectly acquired all of its assets. In particular, we acquired properties in southeastern Arizona, now held through our wholly-owned subsidiary Bolsa Resources, Inc., an Arizona corporation.

We also own 98% of the issued and outstanding common shares of Minera Milenium S.A. de C.V., a Mexican incorporated company which holds an option to earn a 100% interest in 3 mining claims/concessions in Durango, Mexico, known as the Gavilanes Property.

TRANSFER AGENT

The transfer agent of our common stock is Empire Stock Transfer Inc. Their address is 2470 St. Rose Parkway, Suite 304, Henderson, NV 89074-7775. Their telephone number is (702) 818-5898.

LEGAL PROCEEDINGS

As of March 31, 2008, we know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, executive officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Our stock is listed for quotation on the OTC Bulletin Board under the trading symbol "AULO". Our common shares commenced trading on the OTC Bulletin Board on November 16, 2004 under the trading symbol "FURR". On June 16, 2006, we changed our name to Aurelio Resource Corporation, effected a six and one-half for one (6.5:1) forward stock split and adopted the symbol “AULO”.

The following table sets forth, for the periods indicated, the high and low bid prices for each quarter within the last two fiscal years ended December 31, 2007 and 2006, as reported by the quotation service operated by the OTC Bulletin Board. All quotations for the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Quarter Ended	High	Low
December 31, 2007	$0.81	$0.251
September 30, 2007	$1.28	$0.76
June 30, 2007	$1.745	$0.85
March 31, 2007	$1.42	$0.67
December 31, 2006	$1.20	$0.65
September 30, 2006	$1.01	$0
June 30, 2006	$0	$0
March 31, 2006	$0.45	$0

On April 9, 2008, the closing price for the common stock as reported by the quotation service operated by the OTC Bulletin Board was $0.295.

As of April 10, 2008, there were 40,147,644 common shares were issued and outstanding. As of that date, we had (i) 2,200,000 outstanding options to purchase shares of our common stock, (ii) 11,154,944 outstanding warrants to purchase shares of our common stock and (iii) securities that may be convertible into 7,500,000 shares of our common stock pursuant to convertible debentures issued on February 26, 2008.

Holders of our Common Stock

As of April 10, 2008, there were 53 registered stockholders of our common stock.

Dividends

Since our inception, we have not declared nor paid any cash dividends on our capital stock and we do not anticipate paying any cash dividends in the foreseeable future. Our current policy is to retain any earnings in order to finance the expansion of our operations. Our board of directors will determine future declarations and payments of dividends, if any, in light of the then-current conditions they deem relevant and in accordance with applicable corporate law.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Equity Compensation Plan Information

On September 15, 2006, the directors adopted the 2006 Stock Option Plan (the “Option Plan”) and reserved two million eight hundred thousand (2,800,000) common shares to be made available for grant. On December 6, 2007, the board of directors amended the Option Plan by increasing the total shares reserved under the Option Plan to three million two hundred thousand (3,200,000) common shares available for grant. The Option Plan is administered by the compensation committee of the board of directors. The shareholders ratified and approved the adoption of the Option Plan at the annual general meeting of stockholders held on May 18, 2007.

The board of directors adopted the 2006 Incentive Stock Compensation Plan (the “Compensation Plan”) on October 12, 2006 and reserved two million two hundred thousand (2,200,000) common shares to be made available for grant. On December 6, 2007, the Compensation Plan was amended by increasing the total shares reserved under the Compensation Plan to three million two hundred thousand (3,200,000) common shares. The Compensation Plan is administered by the board of directors.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (c)
Equity compensation plans approved by security holders	2,175,000	$1.01	875,000
Equity compensation plans not approved by security holders	254,100	$0.97	2,945,900

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations together with our audited financial statements and the related notes for the year ended December 31, 2007 which appear elsewhere in this registration statement and prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to those discussed elsewhere in this registration statement and prospectus particularly in the section entitled “Risk Factors” beginning on page 1.

Our audited and unaudited financial statements are stated in United States dollars and are prepared in accordance with United States generally accepted accounting principles.

Overview

We were incorporated in the State of Nevada on February 19, 2004 under the name Furio Resources, Inc. We are an exploration stage company engaged in the exploration of mineral properties and we may also, from time to time, acquire additional mineral properties to explore. We have focused our efforts since incorporation acquiring mineral properties and carrying out exploration activities on those mineral properties.

We changed our name to Aurelio Resource Corporation effective June 16, 2006 and implemented a six and one-half (6.5) for one (1) forward stock split of our authorized, issued and outstanding common stock. As a result, our authorized capital has increased from 75,000,000 shares of common stock with a par value of $0.001 to 487,500,000 shares of common stock with a par value of $0.001.

On August 17, 2006, we completed our acquisition of all of the issued and outstanding common stock of Aurelio Resources, Inc., a privately-owned Colorado corporation engaged in mineral exploration, pursuant to an agreement we entered into with Aurelio Resources, Inc. (“ARI”) and its shareholders dated April 27, 2006, as amended on June 9, 2006 and further amended on July 13, 2006 and on July 21, 2006. As a result of our acquisition of ARI, we indirectly acquired all of its assets. In particular, we acquired unpatented mining claims in Arizona (which form the basis of the property we now refer to as our Hill Copper-Zinc Project) and held through our wholly-owned subsidiary Bolsa Resources, Inc. (“Bolsa”), and a 98% interest in Minera Milenium S.A. de C.V. (“Minera Milenium”), a company incorporated in Mexico which holds an option to acquire a 100% interest in the Gavilanes Property.

We continue to focus our efforts on the acquisition and exploration of mineral properties. To date, we have not discovered an economically viable mineral deposit on the mineral claims, and there is no assurance that we will discover one. A great deal of further exploration will be required before a final evaluation as to the economic and legal feasibility for our future development is determined.

We have no revenues, have experienced losses since inception, have no operations, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations.

Change of Year-end

We changed our year-end from May 31 to December 31 on September 28, 2006. For the year prior to May 31, 2006 and up to the acquisition of ARI in August 2006, our company had essentially been dormant. As a result of the change in year-end and given the lack of materiality of the prior periods compared to the current operations, and the lack of seasonality in our business, the quarters in the current year have been compared with the most relevant period from the reported quarters in prior periods as follows:

	For the period ending	Comparative period

Q1	March 31, 2007	February 28, 2006

Q2	June 30, 2007	May 31, 2006

Q3	September 30, 2007	August 31, 2006

Q4	December 31, 2007	December 31, 2006 (1)

(1) Four months and seven months, respectively, when compared with the quarter and year ended December 31, 2007.

Plan of Operations

Our plan of operations for the next twelve months involves the implementation of phased exploration programs and additional property acquisitions for our Hill Copper-Zinc Project in Arizona and, subject to available funding, also on our Gavilanes

Property in Mexico. We will undertake these operations with our existing management and field personnel and will contract for additional labor on a project basis as required. We do not anticipate any major purchases or sales of plant and equipment as we intend to sub-contract the drilling programs and outsource the assaying, resource estimation, engineering and metallurgical studies.

We wish to complete the following objectives within the time periods specified, subject to our obtaining the funding necessary for the continued exploration of our mineral properties:

Hill Copper-Zinc Project, Arizona

During 2008, we plan to continue to selectively acquire additional land adjoining our Hill Copper-Zinc Project through negotiations with private landholders.

We anticipate that the next phase of the work program at the Project will cost approximately $0.6 million over the next six months and approximately $1.4 million over the next twelve months, for exploration, engineering, environmental and metallurgical studies, property payments and land acquisition. These costs, however, do not include any drilling at the project and, if we are to commence a drilling program within six months this would add at least another $0.75 million to the above total over this period. Within the next year, we would expect total costs at the project level to increase to approximately $4.5 million (including the above) if we have the funds available and are able to do the additional drilling and subsequent metallurgical and engineering work to maintain the momentum on the project that is warranted by our successes to date.

We will need to raise additional funds in order to conduct these exploration programs and for the land acquisitions.

The planned six month exploration program will include detailed metallurgical test-work by an independent engineering firm on the chalcocite blanket and oxide- and sulfide-mineralized zones of the Project. The Company will also continue to re-log, re-sample and re-assay the historic drill core from prior exploration programs, acquired during 2007. Upon completion of these phases of work, we plan to prepare resource estimates by an independent engineering firm (in accordance with Canada’s National Instrument 43-101) for the Courtland, South Courtland and MAN areas of the Project.

The Company has filed and received approval for a Plan of Operations for additional drilling on the MAN area mining claims, which are administered by the Bureau of Land Management. Based on availability of funds and equipment, the Company plans on drilling up to 40,000 feet of core, a portion of which would be drilled exclusively for metallurgical test-work (column tests and flow sheet design); the majority of the proposed drilling would be to test additional exploration targets with the goal of increasing the MAN area resource.

We anticipate that this drill program will cost approximately $3.3 million and take most of the twelve months to complete. We have also prepared a budget for additional diamond drilling in the South Courtland and Courtland area as part of the twelve month program, as well as for preliminary scoping and pre-feasibility studies, which will all proceed subject to available funding.

Gavilanes Property

We plan to make the option payments due in 2008 in order to keep the Gavilanes option in good standing. These two payments will total $40,000. We may need to raise additional funds in order to make these option payments.

Our planned six month exploration program includes 7,000 feet of diamond drilling to test the seven best targets identified to date on the Gavilanes Property. Based on our review of all the pertinent data available on the property, we are pursuing our goal of identifying a bulk mineable, open pittable deposit at Gavilanes. The budget for this drill program is approximately $327,000 (not including land costs) and we expect that to be completed well within the six months. If this program shows the expected results, we will then undertake a larger program of up to 15,000 feet of diamond drilling on the property, which is budgeted to cost approximately $600,000 and, as long as funding is available, we would anticipate completing this within the next twelve months.

General Operating Expenses

We anticipate spending approximately $115,000 in ongoing general and administrative expenses per month for the next six months, while our total general and administrative expense over the whole of the next twelve months is expected to total approximately $1.4 million. In addition, we plan to make property payments on new and existing property agreements of approximately $0.6 million over the six months and approximately $1.4 million over the next twelve months, and some of these payments will be expensed. We plan to spend approximately $0.6 million for exploration and engineering studies over the next six months and approximately $4.8 million for exploration programs (which includes the drilling program at the Hill Copper-Zinc Project discussed above), land payments and property acquisitions and engineering studies during the twelve months. The general and administrative expenses for the year will consist primarily of professional fees for the our management and field personnel, accounting and reporting expenses, audit and legal work relating to our regulatory filings, as well as transfer agent fees, promotion and investor relations activities and the costs of maintaining our executive office in Littleton, Colorado and our field offices in Arizona and in Culiacan, Mexico.

The following discussion should be read in conjunction with the consolidated financial statements accompanying this Form 10-KSB. At December 31, 2007, we had cash on hand of $268,410 and a working capital deficit of $(881,903). In February 2008 we did raise $2.5 million in two separate financings, but our cash and working capital will not be sufficient to enable us to pay for the costs of our exploration and general and administrative expenses. We will have to raise additional capital in order to pay for our exploration and anticipated general and administrative expenses. Our ability to complete the next phases of our recommended work programs will be subject to us obtaining additional financing as these expenditures will exceed our cash reserves.

During the next twelve-month period, we anticipate that we will not generate any revenue. Accordingly, we will be required to obtain additional financing in order to continue our plan of operations. Although we have just concluded a convertible debt financing, we believe that debt financing will not be an alternative for funding additional phases of exploration as we do not have tangible assets to secure any debt financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund the next phase of our exploration program. In the absence of such financing, we will not be able to continue exploration of our mineral claims and our business plan might not succeed. Even if we are successful in obtaining equity financing to fund the next phase of our exploration program, there is no assurance that we will obtain the funding necessary to pursue any advanced exploration of our mineral claims following the completion of the work program. If we do not continue to obtain additional financing, we will be forced to abandon our mineral claims and our plan of operations.

We may consider entering into a joint venture arrangement to provide the required funding to develop the mineral claims. We have not undertaken any efforts to locate a joint venture partner for the mineral claims. Even if we determined to pursue a joint venture partner, there is no assurance that any third party would enter into a joint venture agreement with us in order to fund exploration of our mineral claims. If we entered into a joint venture arrangement, we would likely have to assign a percentage of our interest in our mineral claims to the joint venture partner.

Cash Requirements

For the next 12 months we plan to continue to explore for base metals on our Hill Copper-Zinc Project in Arizona, and to explore for precious metals on our Gavilanes Property in Mexico. Our budget for the next six months is approximately $2.0 million and for the full 12 months (which includes the anticipated drilling programs and additional property payments) our budget is approximately $6.0 million.

We will require additional funds to implement our exploration and development programs. These funds will need to be raised through equity financing, although debt financing or other sources may be available, which may result in further dilution in the equity ownership of our shares. There is still no assurance that we will be able to maintain operations at a level sufficient for an investor to obtain a return on his investment in our common stock. Further, we may continue to be unprofitable. We need to raise additional funds in the immediate future in order to proceed with our exploration program.

In order to proceed with our plans, we plan to raise additional funds by way of private placements of equity securities in our company.

Results of Operations

We have had no operating revenues since our incorporation on February 19, 2004, through December 31, 2007.

Following the acquisition of ARI we have focused most of our attention during the seven months ended December 31, 2006 and the year ended December 31, 2007 on the Hill Copper-Zinc Project in Arizona. There we have expanded our property position with the acquisition of patented and unpatented mining claims, with purchase, lease and option agreements on additional property (mining claims and surface rights) such that we now hold the following: 45 patented claims on approximately 787 acres; 119 unpatented mining claims on 1647 acres; surface rights to 1822 acres; six Arizona State mineral exploration permits on approximately 1571 acres. We acquired a data base that includes assay results from 274 holes drilled from the 1950s to the mid-1990s and were able to develop preliminary in-house copper resource estimates. We also acquired 76,780 feet of drill core from 95 holes that had been assayed for copper, and is to be re-assayed for gold, silver, lead and zinc in order to add to the company’s exploration database. An independent review of its in-house estimate of the mineralized material of the MAN area was completed which estimated in-place mineralized material in the MAN area is 63,757,000 tons grading 0.43% copper and 0.15% zinc, plus gold, silver and lead credits).

Also, during 2007, Aurelio drilled a total of 44 holes, on the Arizona properties, totalling 21,489 feet to obtain core and reverse circulation samples. The total amount spent in 2007 for drilling was approximately $1,023,000. Aurelio at the Hill Copper-Zinc Project now owns or has options to acquire a total of 45 patented claims, 119 unpatented claims, we have six Arizona State mineral exploration permits, and control approximately 5,041 acres of land in Arizona. We intend to explore our Arizona properties and hope to develop and exploit any mineral deposits we discover. Alternatively, we may in the future joint venture or sell an interest in or otherwise assign the rights to develop or exploit the properties.

Phase 1 drilling started in 2006. This work was confirmational in nature, attempting to verify the presence and grade of previously drilled mineralization by twinning Newmont and Santa Fe holes. Five holes were drilled on the Courtland zone which was well-defined by previous drilling, and five more holes were drilled in the area between Courtland and MAN which had some scattered mineralized intervals. This drilling confirmed previous drilling results by Newmont, Santa Fe, Bear Creek, Great Gray and MEXCO. In 2007, follow-up drilling was begun to outline an oxide resource in the South Courtland zone. The results of this phase of drilling were that the Courtland mineralization was confirmed; and the other five holes began to show the presence of continuation of mineralization between the Courtland and MAN zones. This new target has since been named South Courtland.

Phase 2 drilling started in 2007. The primary objective of this phase was to pursue the oxide mineralization at South Courtland. A total of 29 holes were drilled in the central part of the zone to expand on previous drilling. Most holes were extended into the sulphide mineralization in order to test the geological model for the zone. In addition, five confirmation holes were drilled in the MAN zone to confirm the Santa Fe and MEXCO results.

The results of Phase 2 drilling show that the South Courtland zone consists of a thin (~125 feet) surface layer of oxidized ledges leading down-dip into sulphide mineralization. At present, only about one third of the South Courtland zone has been drill-tested. Two of the holes were drilled between the South Courtland and MAN zones and those intercepts suggest possible continuity of the two zones. Drilling shows that there is significant zinc mineralization in some areas that are distinct from the copper mineralization. Further work will address the significance and economics of this mineralization.

The drill holes that Bolsa competed during 2007 on the MAN zone were successful in duplicating previous drilling and confirmed the presence of a thick chalcocite blanket overlying high-grade sulphide mineralization including copper, zinc, silver, and gold, with scattered lead values. Samples are currently being submitted for leachability analysis, after which a metallurgical scoping study will be carried out.

Our loss for the year ended December 31, 2007 was $3,379,987, and this included the expensing of all our exploration programs and overhead costs, including some non-cash compensation expense under the Stock Compensation Plan and for stock options issued to our directors and officers who worked for many months during the year without cash compensation. This loss compared with a loss of $957,221 in the seven months ended December 31, 2006. Our cash used in operations, which was primarily focused on exploring the Hill Copper-Zinc Project, was $1,712,837 for the year ended December 31, 2007, which compared with cash used in operations of $851,290 during the seven months ended December 31, 2006. We used $170,102 in the year ended December 31, 2007 for investing activities, and this compares with $285,130 used during the seven months ended December 31, 2006 for the deposit and the purchase of the Courtland area patented mining claims and for some fixed asset purchases.

Liquidity and Capital Resources

At December 31, 2007, we had cash on hand of $268,410 and a working capital deficit of $(881,903), compared with cash of $464,521 and working capital of $350,463 at December 31, 2006.

While we raised $2.5 million in February 2008 in two separate financings, we anticipate that our cash and working capital will only be sufficient to enable us to pay for the costs of a limited exploration programs and general and administrative expenses for approximately the next three months. Accordingly, our ability to complete our ongoing exploration activities and the next phase of our recommended work programs will be subject to us obtaining additional financing as these expenditures will exceed our cash reserves.

During the next twelve-month period, we anticipate that we will not generate any revenue. Therefore, we must obtain additional financing in order to continue our plan of operations. While one of our recent financings was a convertible debt offering, we believe that debt financing will not be an alternative for funding additional phases of exploration as we do not have tangible assets to secure any debt financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund the next phase of our exploration program. In the absence of such financing, we will not be able to continue exploration of our mineral claims and our business plan will fail. Even if we are successful in obtaining equity financing to fund the next phase of our exploration programs, there is no assurance that we will obtain the funding necessary to pursue any advanced exploration of our mineral claims following the completion of the work program. If we do not continue to obtain additional financing, we will be forced to abandon our mineral claims and our plan of operations.

We may consider entering into a joint venture arrangement to provide the required funding to develop our patented and unpatented mineral claims. We have not undertaken any efforts to locate a joint venture partner for this to date. Even if we determined to pursue a joint venture partner, there is no assurance that any third party would enter into a joint venture agreement with us in order to fund exploration of our properties. If we entered into a joint venture arrangement, we would likely have to assign a percentage of our interest in our properties to the joint venture partner. Our requirements for additional financing are discussed in further detail above under the heading Plan of Operation.

Cash used in operating activities was $1,712,837 for the year ended December 31, 2007 ($851,290 for the seven months ended December 31, 2006), which reflects the costs of our operations for the period. The difference in the amount of cash used in the periods reflects the active exploration program we initiated in September 2006 on the Hill Copper-Zinc Project in Arizona and which proceeded for a full year during 2007.

We have funded our business to date from sales of our common stock. Gross cash proceeds from the sale of our common shares during the period from inception, on February 19, 2004, through December 31, 2007, totaled $2,991,669 (after adjustments when we acquired ARI), with $1,328,655 of that coming from the private placement we closed in June 2007.

We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations. Issuance of additional shares will result in dilution to our existing shareholders. There are no assurances that we will be able to achieve further sales of our common stock or any other form of additional financing. If we are unable to achieve the financing necessary to continue our plan of operations, then we will not be able to continue our exploration of our properties.

Contractual Obligations, Contingent Liabilities and Commitments

Contractual Obligations		Less then	1 to 3	3 to 5	More than
as of December 31, 2007	Total ($)	1 year ($)	Years ($)	years ($)	5 years ($)
Long-term debt(1)	17,909	9,819	8,090	-	-
Note payable – Courtland Claims(2)
Interest	156,750	57,000	99,750	-	-
Principal	950,000	-	950,000	-	-
Unpatented Claims – annual renewal fees(3)	74,375	14,875	29,750	29,750	-
Gavilanes option payments (4)	455,000	40,000	110,000	305,000	-
Newmont Claims payments (5)	25,000	25,000	-	-	-
Gold Coin payments (6)	1,480,000	55,000	225,000	300,000	900,000

Rae Family payments(7)	1,250,000	470,000	780,000	-	-
Graham payments (8)	100,000	-	100,000	-	-
Lease of Littleton, CO office (9)	12,348	12,348	-	-	-
Lease of Sun Sites, AZ office (10)	500	500	-	-	-
Lease of Elfrida, AZ field office (11)	211,500	14,100	28,200	28,200	141,000
Lease of Arizona storage space(12)	2,052	2,052	-	-	-
Lease of Culiacan, MX office (13)	1,400	1,400	-	-	-

(1)

The long-term debt was to finance the purchase of office equipment and is a 36-month note payable under a business installment loan from JPMorgan Chase Bank, NA. The interest rate is 12.25% simple interest and the loan is cash collateralized.

(2)

The purchase of the 30 patented Courtland Claims (which form part of the Hill Copper-Zinc Project) from Hope Mining and Milling Company was closed on September 15, 2006 with the payment of the deposit of $250,000. In addition to the acquisition price, the seller is entitled to receive a net smelter return royalty, up to a cumulative total of $3 million, of 3% for precious metals, and 1.5% for base metals produced from the property. At any time prior to the commencement of commercial production, we can buy this royalty for $2 million.

(3)

For each of our 119 unpatented mining claims on the Hill Copper-Zinc Project there is an annual renewal fee of $125 per claim payable to the Bureau of Land Management, an agency of the U.S. Department of the Interior. These claim fees are payable annually, as long as we are actively exploring on this land.

(4)

In addition to the total of the option payments for the purchase price of the three mining claims (covering approximately 1,000 hectares) making up the Gavilanes property, the property is subject to a 3% net smelter return royalty in favor of Mr. Modesto Rivas Beltran of Culiacan, Sinaloa, Mexico.

(5)

A purchase agreement was entered into March 27, 2007 with Newmont Realty Company to purchase 2 patented claims, the Banner (100%) and the Australia (50%). The terms of the agreement include the payment of $25,000 upon execution of the agreement, and $25,000 six, nine and twelve months after the effective date. In 2007, a total of $75,000 was paid to Newmont. The twelve month payment remains due on March 27, 2008. A net smelter return royalty on mineral production of the Property equal to one percent (1%) of Net Smelter Returns from the disposition of all mineral produced.

(6)

A lease with option to purchase agreement for 65 unpatented claims and three Arizona Mineral Exploration Permits was entered into on April 15, 2007 for $1,500,000. The terms of the agreement were a $20,000 payment upon execution of the agreement, plus $55,000 on April 15, 2008, a $75,000 payment on April 15, 2009, and $150,000 annually thereafter, until payment is complete, which is to be on or before April 15, 2018.

(7)

The purchase price for the 13 patented claims and surface rights on the Rae property is $1,300,000 payable as follows: $10,000 primary earnest money payment and $40,000 for a secondary earnest money payment, with both payments made in 2007. Upon acceptance of a satisfactory survey on the property, Bolsa is to pay $210,000 plus a $1,040,000 promissory note that provides for four semi-annual payments of principal, each $260,000, together with semi-annual payments of interest on the unpaid balance of the promissory note, the first semi-annual payment due six months following date of closing and subsequent payments each six months

(8)

A purchase options agreement for 531 Courtland and Center Courtland Townsite Lots was effective September 24, 2007 and the $25,000 earnest and option payment was paid in 2007, with a further $100,000 due on exercise of the option during the year following January 31, 2010.

(9)	Lease of the Littleton, Colorado office for $2,058 per month, including utilities, with a commitment through June 2008.

(10)	Lease of an office in Sun Sites, Arizona for $500 per month with a commitment through January 2008.

(11)

Lease of a field office with housing in Elfrida, Arizona for $1175 per month, not including utilities, with a commitment for fifteen years to 2022, although Bolsa can acquire the property at any time for the amount of the debt on the property ($140,079 at December 31, 2007).

(12)	Lease of storage space near our Arizona properties for $171 per month through 2008.

(13)	Lease of office space in Culiacan, Sinaloa, Mexico for approximately $140 per month with a commitment through October 2008.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements with our accountants on any matter any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of our accountants would have caused them to make reference thereto in their reports on our audited financial statements.

We engaged Mason Russell West, LLC, Certified Public Accountants, of Littleton, Colorado, as our principal independent auditors effective August 9, 2006. Our former principal independent auditors were Dohan and Company, Certified Public Accountants. Concurrent with the appointment of Mason Russell West, LLC Certified Public Accountants, Dohan and Company, Certified Public Accountants resigned as our principal independent auditors effective August 9, 2006. The decision to change principal independent auditors has been approved by our board of directors. On November 1, 2007, Mason Russell West, LLC merged with, and changed their name to, Haynie & Company.

The report of Dohan and Company, Certified Public Accountants dated July 19, 2005 on our balance sheet for the year ended May 31, 2005, the related statement of stockholders’ equity for the period from February 19, 2004 (inception) to May 31, 2005 and the related statements of operations and cash flows for each of the years ended May 31, 2005 and 2004 and for the period from February 19, 2004 (incorporation) to May 31, 2005 did not contain an adverse opinion or disclaimer of opinion, nor was it modified as to uncertainty, audit scope, or accounting principles, other than to state that there is substantial doubt as to our ability to continue as a going concern.

In connection with the audit of the year ended May 31, 2005 and the period from February 19, 2004 (incorporation) to May 31, 2005 and during the subsequent interim period through to the date of their resignation, there were no disagreements with Dohan and Company, Certified Public Accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Dohan and Company, Certified Public Accountants would have caused them to make reference thereto in their reports on our audited financial statements.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

As of April 11, 2008, our directors and executive officers, their ages, positions held, and duration as such, are as follows:

			Date First Elected
Name	Position Held with the Company	Age	or Appointed

Stephen B. Doppler	President and Chief Executive Officer and a Director	51	October 16, 2007

David C. Jonson	Vice-President, Business Development	78	October 16, 2007

Earl H. Detra	Vice President, Exploration	56	October 16, 2007

David S. Johnson	Chairman of the Board and a Director	56	January 25, 2008

Stephen R. Stine	Chief Operating Officer and a Director	60	May 1, 2007

Allan J. Marter	Chief Financial Officer and a Director	60	November 28, 2006

Dr. Frederik Warnaars	Secretary and a Director	72	January 25, 2008

Business Experience

The following is a brief account of the education and business experience of each of our directors, executive officers and key employees during at least the past five years, indicating each person’s principal occupation during the period, and the name and principal business of the organization by which he or she was employed.

Dr. Frederik Warnaars, Secretary and Director

Dr. Warnaars became corporate secretary, effective January 25, 2008. He was previously the chairman from October 16, 2007 until January 25, 2008, and president and chief executive officer from August 17, 2006 until October 16, 2007. He is also a director of our Company. Dr. Warnaars has accumulated over thirty-two years of experience in geology and the management of exploration and development teams. Since 1993, when Dr. Warnaars founded International American Resources, Inc. and Minera Holmex S.A. de C.V., Dr. Warnaars was able to acquire exploration properties, and to provide consulting services to various companies including MIM (Australia), Apex Silver Mines Ltd. and Queenstake. Prior to 1993, Dr. Warnaars acted in senior geological and consulting positions in many countries including Ecuador, Papua New Guinea and Chile with Cyrus Mineral Company, Cyprus Minera de Honduras, Behre Dolbear Riverside & Company, Exxon Minerals Company, Esso and Kennecott Copper Corporation. From 1965 to 1969, Dr. Warnaars was an assistant professor of geochemistry and geophysics at the University of Utrecht, Netherlands. Dr. Warnaars earned a Doctorate in Petrology from the University of Leyden, Netherlands, in 1967.

Stephen Doppler, President, Chief Executive Officer and Director

Mr. Doppler has been president and chief executive officer since October 16, 2007. He acted as chairman until October 16, 2007 and as secretary from August 17, 2006 until October 16, 2007. He is also a director of our company. Mr. Doppler has worked in the mining industry for nearly 20 years. Since 1999, Mr. Doppler has acted as the managing director of Doppler & Associates of Colorado, a consulting firm specializing in reverse takeovers and other corporate transactions involving OTC-BB companies. From 1996 to 1999, Mr. Doppler acted as President, CEO and Chairman of Adamas Resources Corp., a junior resource company listed on the TSX Venture Exchange. Prior to 1996, Mr. Doppler provided advisory and consulting services in the area of mergers and acquisitions, planning and valuations to international mining companies with copper, gold and silver projects. Mr. Doppler earned a Master of Sciences in Mineral Economics from the Colorado School of Mines, and a Bachelor of Arts (Geology) and a Bachelor of Arts (Economics) from Bates College in Maine.

David C. Jonson, Vice-President Acquisitions

Mr. Jonson has been the vice president of business development since October 16, 2007. Prior to that he was vice-president of exploration and was a director of our company from August 17, 2006 to November 7, 2006. Mr. Jonson has over forty-four years of experience as a mining geologist, half of which were spent in management and the other half as a geological consultant. Since 1977, Mr. Jonson has provided consulting services to various clients during which he has made field or office evaluations of over 600 prospects, mines and mining districts and has discovered or identified numerous large, attractive precious and base metal prospects, prepared several bankable feasibility studies, and designing computerized mining models. Prior to 1977 Mr. Jonson was employed in various geological positions with Freeport Exploration Co., Midwest Oil Corp., Climax Molybdenum Co. and Newmont Mining Corp. After spending two years with the U.S. Army Corps of Engineers, Mr. Jonson earned a Master of Sciences in Geology from the Colorado School of Mines in 1955. Mr. Jonson is a Fellow with the Society of Economic Geologists.

Stephen R. Stine, Chief Operating Officer and Director

A director since September 28, 2006, Mr. Stine was appointed chief operating officer on May 1, 2007. Mr. Stine has 35 years of experience in the management of metallurgical, exploration, and development efforts with over 15 exploration and mining projects. Since founding Stine Consulting, Inc. in 2000, he has worked in varying management consulting capacities for Tournigan Gold Corporation, Gold Fields Limited, Newmont Mining Corporation, Alamos Gold Inc., and North American Palladium Ltd. Between 1994 and 2000, Mr. Stine was President of Laguna Gold Company, and First Dynasty Mines Ltd. Prior to 1994, he worked for FMC Gold Company, Cyprus Minerals Company, U.S. Borax and Chemical Corporation, Southern Peru Copper Corporation, Ortloff Minerals Service Corporation, and Amax. Mr. Stine earned his Bachelor of Science degree in Metallurgical Engineering from the Colorado School of Mines and is a Colorado and Minnesota Professional Engineer.

David S. Johnson, Chairman of the Board and Director

Mr. Johnson began serving as a director effective September 28, 2006 and as our chairman effective January 25, 2008. He was previously general counsel to the company beginning September 28, 2006 and corporate secretary of the company between October 16, 2007 and January 25, 2008, when he resigned as corporate secretary and general counsel to take on the role of chairman. Since 2003, Mr. Johnson has founded and acted as president of Tordal Ventures, LLC; a multifaceted financial, investment and advisory company, currently representing, among many other companies, NYCON Resources, Inc. in developing domestic and international precious metal projects. In the 1980s and through the 1990s, Mr. Johnson was corporate counsel to Duval Mining Corporation (a subsidiary of Pennzoil) and later was General Counsel and a member of Amselco Mineral’s Executive Committee (a subsidiary of British Petroleum), a Principal and VP of Law for Castle Group, and a VP and Director of Energy Acquisition Corporation. Mr. Johnson earned an AB from Dartmouth College, an MBA with honors from Arizona State University, and a Juris Doctor of Law from the University of Arizona, with post graduate certificates from Denver University, the Colorado School of Mines and Harvard University. Since 2005, he has been an Adjunct Professor at the Metropolitan State College in Denver, CO, teaching courses in business essentials and the legal environment of business.

Allan J. Marter, Chief Financial Officer and Director

Mr. Marter was appointed interim chief financial officer and a director on November 28, 2006. A past-president of the Northwest Mining Association, Mr. Marter has 30 years of senior management and financial experience in the mining industry. For the seven years from November 1999 through October 2006 he served as Chief Financial Officer for Golden Star Resources Ltd. (AMEX: GSS, TSX: GSC), (a mid-tier gold producer. During the 1990s he was a director of Endeavour Financial Inc. and the principal of Waiata Resources (now Waiata Inc.), Mr. Marter’s own firm which provides financial and advisory services to the mining industry. In the 1970s and 1980s he worked in financial management and executive positions for Crown Resources Corporation, Quartz Mountain Gold, Cornucopia Resources and Hudson Bay Mining and Smelting. In addition to working as an investment banker within the mining industry, Mr. Marter has also served as a director and financial advisor for a number of junior Canadian and US junior exploration and mining companies.

Earl Detra, Vice President Exploration

Mr. Detra was appointed Vice President, Exploration of Bolsa on October 1, 2006. As of October 16, 2007, Mr. Detra was appointed Vice President, Exploration of the Company. Mr. Detra has been active in exploration and mining for over 30 years working for a number of companies including Cominco American, Inc., Noranda Exploration, Noranda Mining, Texasgulf Minerals and Metals, and Amax Gold. He was District Geologist for Texasgulf at Cripple Creek, Colorado and Geology Superintendent at the Hayden Hill Mine in California for Amax Gold. He has worked in open-pit and underground operations and in exploration throughout North America and the Pacific Rim. He received a B. S. in Geology from The Pennsylvania State University and a M.S. in Geology from the University of Montana.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or,

4.

being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law unless the judgment has subsequently been reversed, suspended, or vacated.

EXECUTIVE COMPENSATION

The particulars of compensation paid to the following persons:

(a)	our principal executive officer;

(b)	our principal financial officer;

(c)	our three most highly compensated executive officers other than the PEO and the PFO who were serving as executive officers at the year ended December 31, 2007; and

(d)

any additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the most recently completed financial year;

who we will collectively refer to as the named executive officers, are set out in the following summary compensation table.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($) (7)	Bonus ($)	Stock Awards ($) (8)	Option Awards ($)	Non- Equity Incentive Plan Compensa- tion ($)	Change in Pension Value and Nonqua- lified Deferred Compensa- tion Earnings ($)	All Other Compensa- tion ($)	Total ($)
Frederik W. Warnaars Director and former President, CEO and Chairman(1)(2)	2007 2006	75,000 49,500	Nil Nil	117,000 Nil	51,000 33,300	Nil Nil	Nil Nil	Nil Nil	243,000 82,800
Stephen B. Doppler President, CEO and Director (2)	2007 2006	24,332 19,283	Nil Nil	146,839 Nil	54,000 33,300	Nil Nil	Nil Nil	Nil Nil	225,171 52,583
David S. Johnson Chairman (2)(3)	2007 2006	26,000 10,000	Nil Nil	152,000 Nil	54,000 34,050	Nil Nil	Nil Nil	Nil Nil	232,000 44,050
Allan J. Marter Chief Financial Officer and Director (4)	2007 2006	28,000 3,000	Nil Nil	120,000 Nil	84,000 Nil	Nil Nil	Nil Nil	Nil Nil	232,000 3,000
Stephen R. Stine Chief Operating Officer and a Director (5)	2007 2006	16,000 Nil	Nil Nil	122,000 Nil	54,000 34,050	Nil Nil	Nil Nil	Nil Nil	192,000 34,050
David C. Jonson Vice President, Business Development (2)(6)	2007 2006	44,000 47,735	Nil Nil	61,900 Nil	Nil 33,000	Nil Nil	Nil Nil	Nil Nil	105,900 80,675

(1)	Dr. Frederik Warnaars resigned as president and chief executive officer on October 16, 2007. Effective January 25, 2008, he resigned as chairman.

(2)

On October 16, 2007, Mr. Stephen B. Doppler was appointed president and CEO, Dr. Frederik Warnaars, chairman of the board, Mr. David S. Johnson, corporate secretary, and Mr. David C. Jonson, vice president, business development of the company.

(3)

Mr. David S. Johnson was appointed a director and general counsel of the company effective September 28, 2006 and corporate secretary on October 16, 2007. He resigned from these two roles and became chairman on January 25, 2008, upon the resignation of Dr. Warnaars as Chairman (and Dr. Warnaars became Corporate Secretary on this date).

(4)	Mr. Allan J. Marter was appointed chief financial officer and a director effective November 28, 2006.

(5)	Mr. Stephen R. Stine was appointed a director of the company effective September 28, 2006 and was appointed chief operating officer effective May 1, 2007.

(6)	Mr. David C. Jonson served as a director of the company until November 7, 2006, when he resigned.

(7)	Salary is amount paid in cash in 2007 to named executive officers for contract consulting services, not including stock awarded in lieu of cash.

(8)

Stock awards include amounts for salary paid to directors and officers in lieu of cash, and fees paid for board of directors fees, compensation committee fees, audit committee fees and board meeting attendance fees for the seven months ended December 31, 2006 and for the year ended December 31, 2007 .

Consulting Agreements

Effective January 1, 2008, we entered into an executive consulting agreement with Dr. Frederik Warnaars and International American Resources, Inc., a corporation wholly-owned by Dr. Warnaars. Under the terms of this agreement, Dr. Warnaars agreed to provide his services as a consultant and a director of our company, for a period of three years, subject to annual renewal after that time. As consideration for the provision of these consulting services, we will pay International American Resources, Inc. a consulting fee of $5,000 per month and an additional $5,000 per month to be paid in stock of our company from our 2006 incentive compensation plan. We also agreed to grant Dr. Warnaars various options to purchase common shares of our company at various exercise prices, subject to regulatory approval, the terms of the stock option agreement and the terms of our stock option plan. Where the agreement is terminated by our company prior to its expiration date, or our company undergoes a change of control, we have agreed to pay Dr. Warnaars an amount equal to the balance of the consulting fees due for the term of the agreement, multiplied by a factor of 2.5 and shall grant International American Resources, Inc. a number of shares from our 2006 incentive plan equal to 25% of the unallocated portion under that plan, plus an additional 500,000 restricted common shares of our company. We granted 100,000 options to Dr. Warnaars during the seven months ended December 31, 2006, and 300,000 options during the year ended December 31, 2007.

Effective January 1, 2008, we entered into an executive consulting agreement with Stephen Doppler. Under the terms of this agreement, Mr. Doppler agreed to provide his services as president and chief executive officer of our company for a period of three years, subject to annual renewal after that time. As consideration for the provision of these consulting services, we will pay Mr. Doppler a consulting fee in the amount of $8,500 per month and an additional $5,000 per month to be paid in stock of our company from our 2006 incentive compensation plan. We also agreed to grant Mr. Doppler various options to purchase common shares of our company at various exercise prices, subject to regulatory approval, the terms of the stock option agreement and the terms of our stock option plan. Where the agreement is terminated by our company prior to its expiration date, or our company undergoes a change of control, we have agreed to pay Mr. Doppler an amount equal to the balance of the consulting fees due for the term of the agreement, multiplied by a factor of 2.5 and a number of shares from our incentive compensation plan equal to 25% of the unallocated portion under that plan, plus an additional 500,000 restricted common shares of our company. We also granted 100,000 options to Mr. Jonson during the seven months ended December 31, 2006.

Effective January 1, 2008, we entered into an executive consulting agreement with Allan Marter and Waiata Inc., a corporation wholly-owned by Mr. Marter. Under the terms of this agreement, Mr. Marter agreed to provide his services as chief financial officer and a director of our company for a period of three years, subject to annual renewal after that time. In consideration for the provision of these consulting services, we will pay Mr. Marter $5,000 per month and an additional $5,000 per month payable in common stock of our company from our 2006 incentive compensation plan. We also agreed to grant Mr. Marter various options to purchase common shares of our company at various exercise prices, subject to regulatory approval, the terms of the stock option agreement and the terms of our stock option plan. Where the agreement is terminated by our company prior to its expiration date, or our company undergoes a change of control, we have agreed to pay Mr. Marter an amount equal to the balance of the consulting fees due for the term of the agreement, multiplied by a factor of 2.5 and issue Waita Inc. a number of shares from our incentive compensation plan equal to 25% of the unallocated portion under that plan, plus an additional 500,000 restricted common shares of our company. We made separate stock option grants to Mr. Marter of 100,000 options and 300,000 options during the year ended December 31, 2007.

Effective January 1, 2008, we entered into an executive consulting agreement with David Johnson. Under the terms of this agreement, Mr. Johnson agreed to provide his services as executive chairman of our company for a period of three years, subject to annual renewal after that time. In consideration for the provision of these consulting services, we will pay Mr.

Johnson $8,500 per month and an additional $5,000 per month payable in common stock of our company from our 2006 incentive compensation plan. We also agreed to grant Mr. Johnson various options to purchase common shares of our company at various exercise prices, subject to regulatory approval, the terms of the stock option agreement and the terms of our stock option plan. Where the agreement is terminated by our company prior to its expiration date, or our company undergoes a change of control, we have agreed to pay Mr. Johnson an amount equal to the balance of the consulting fees due for the term of the agreement, multiplied by a factor of 2.5 and to issue him a number of shares from our incentive compensation plan equal to 25% of the unallocated portion under that plan, plus an additional 500,000 restricted common shares of our company.

Effective January 1, 2008, we entered into an executive consulting agreement with Stephen Stine and Stine Consulting, LLC, a limited liability company wholly-owned by Mr. Stine. Under the terms of this agreement, Mr. Stine agreed to provide his services as chief operating officer of our company, on a part-time basis, for a period of three years, subject to annual renewal after that time. In consideration for the provision of these consulting services, we will pay Mr. Stine $5,000 per month and an additional $5,000 per month payable in common stock of our company from our 2006 incentive compensation plan. We also agreed to grant Mr. Johnson various options to purchase common shares of our company at various exercise prices, subject to regulatory approval, the terms of the stock option agreement and the terms of our stock option plan. Where the agreement is terminated by our company prior to its expiration date, or our company undergoes a change of control, we have agreed to pay Mr. Johnson an amount equal to the balance of the consulting fees due for the term of the agreement, multiplied by a factor of 2.5 and issue Stine Consulting, LLC a number of shares from our incentive compensation plan equal to 25% of the unallocated portion under that plan, plus an additional 500,000 restricted common shares of our company.

Effective August 17, 2006, we entered into a consulting agreement with Jonson Management Company, a corporation wholly-owned by David C. Jonson. Under the terms of this agreement, Jonson Management Company contracted to supply the services of Mr. Jonson as a consultant to our company for a period of two years, subject to annual renewal. Jonson Management Company will, through Mr. Jonson, provide assistance and guidance to our company and its subsidiary, Bolsa, in acquiring, developing and operating our mineral properties and projects, and to contact and negotiate with the owners of suitable mineral properties for potential acquisition by our company. For the provision of these consulting services, we presently pay Jonson Management Company $6,000 monthly for the consulting services provided. We also granted 100,000 options to Mr. Jonson during the seven months ended December 31, 2006.

Grants of Plan Based Awards

The following table sets forth, for each named executive officer, certain information concerning grants of plan based awards made in the fiscal year ended December 31, 2007.

Name	Grant Date	Estimated Future Payouts under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards : Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Thresh old ($)	Target ($)	Ma xim um ($)	Thre shold ($)	Target ($)	Ma xim um ($)
Frederik Warnaars Former President, CEO and Chairman	02/01/2007 06/13/2007	Nil	Nil	Nil	Nil	Nil	Nil	42,270	100,000	1.17	49,033 51,000
Stephen B. Doppler President and CEO	02/01/2007 06/13/2007	Nil	Nil	Nil	Nil	Nil	Nil	47,420	100,000	1.06	55,007 54,000
David S. Johnson Chairman and former Secretary and Corp.Counsel	02/01/2007 06/13/2007	Nil	Nil	Nil	Nil	Nil	Nil	52,580	100,000	1.06	60,993 54,000

Allan J. Marter Chief Financial Officer	02/01/2007 06/13/2007 01/03/2007	Nil	Nil	Nil	Nil	Nil	Nil	26,800	100,000 100,000	1.06 0.75	31,088 54,000 30,000
Stephen R. Stine Chief Operating Officer and a Director	02/01/2007 06/13/2007	Nil	Nil	Nil	Nil	Nil	Nil	26,800	100,000	1.06	31,088 54,000
David C. Jonson Vice President, Business Development	02/01/2007	Nil	Nil	Nil	Nil	Nil	Nil	41,240	Nil	Nil	47,838

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, for each named executive officer, certain information concerning the outstanding equity awards as of December 31, 2007.

OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis- able	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Frederik Warnaars, Former President and CEO	100,000	200,000	Nil	1.17	06/12/2010	Nil	Nil	Nil	Nil
Stephen B. Doppler President and CEO	100,000	200,000	Nil	1.06	06/12/2010	Nil	Nil	Nil	Nil
David S. Johnson Chairman and former Secretary & Corporate Counsel	100,000	200,000	Nil	1.06	06/12/2010	Nil	Nil	Nil	Nil
Allan J. Marter Chief Financial Officer	100,000 100,000	Nil 200,000	Nil Nil	0.75 1.06	01/02/2012 06/12/2010	Nil	Nil	Nil	Nil

Stephen R. Stine Chief Operating Officer and a Director	100,000	200,000	Nil	1.06	06/12/2010	Nil	Nil	Nil	Nil
David C. Jonson Vice President, Business Development	100,000	200,000	Nil	1.06	06/12/2010	Nil	Nil	Nil	Nil

On January 25, 2008, the board of directors cancelled unexercisable and unvested stock options held by directors (which would have vested over the next 18 months) to acquire 1,000,000 shares at an average price of $1.08/share.

Option Exercises and Stock Vested

The following table sets forth, for each named executive officer, certain information options exercised and stock vested in the fiscal year ended December 31, 2007.

Name	OPTION AWARDS		STOCK AWARDS
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Frederik Warnaars	100,000	(26,500) (1)	42,270	49,033
Stephen B. Doppler	Nil	Nil	47,420	55,007
David S. Johnson	Nil	Nil	52,580	60,993
Allan J. Marter	Nil	Nil	26,800	31,088
Stephen R. Stine	Nil	Nil	26,800	31,088
David C. Jonson	Nil	Nil	41,240	47,838

(1)

The market price of the common shares on the date of exercise was below the exercise price of the options by $0.23 and $0.30 respectively, for two exercises of 50,000 shares each. Dr. Warnaars exercised these options during October and December 2007, to provide funding for the company.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Compensation of Directors

All of our directors are also officers of the company. Compensation for service provided to them is fully described above in the “Summary Compensation Table” of the “Executive Compensation” section.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 21, 2008, certain information with respect to the beneficial ownership of our common stock by each stockholder or group known by us to be the beneficial owner of more than 5% of our common stock and by our current board of directors and executive officer. The stockholder has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership generally includes voting or investment power with respect to securities, except as otherwise indicated.

Name and Address of Stockholder and Position, Office or Material Relationship with Aurelio Resource	Title of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class (2)
Frederick Warnaars 6373 S. Yates Court Littleton, CO 80123 (3) (4)	common	4,071,944(5)	9.6%
Stephen B. Doppler 1696 Ajax Lane Evergreen CO 80439 (3) (6)	common	1,890,028 (7)	4.5%
Allan J. Marter 1428 W. Briarwood Avenue Littleton, CO 80120 (3) (8)	common	1,571,244 (9)	3.7%
David S. Johnson 5554 S. Prince Street Littleton, CO 80120 (3) (10)	common	2,145,636 (11)	5.1%
Stephen R. Stine 17055 E. Dorado Circle Centennial, CO 80015 (3) (12)	common	1,612,911 (13)	3.8%
David C. Jonson 3082 S. Wheeling Way #410 Aurora, CO 80014 (14)	common	1,712,823 (15)	4.0%
Earl Detra 974 Newland Ct. Westminster, CO 80021 (16)	common	502,778 (17)	1.2%
Directors and Officers as a group	common	13,507,364	31.9%
Telifonda Holdings Co. Limited c/o Briantserve Limited Maria House, 5th Floor 1 Avlonos Street, Nicosia, Cyprus	common	3,333,334	8.4%

(1)

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, would be counted as outstanding for computing the percentage of the person holding such options or warrants but not counted as outstanding for computing the percentage of any other person.

(2)

Based on 39,879,789 shares outstanding as of March 21, 2008 plus the shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, for the persons holding such options or warrants but not counted as outstanding for computing the percentage of any other persons.

(3)	This individual is also a director of our company.

(4)	Dr. Warnaars is also the corporate secretary of our company.

(5)

800,000 of these common shares are held by International American Resources, Inc., a wholly-owned corporation of Dr. Frederik Warnaars. Includes 100,000 options with an exercise price of $1.17 per share and 250,000 options with an exercise price of $0.35 per share, exercisable within 60 days.

(6)	Mr. Stephen B. Doppler is the president and CEO of the company.

(7)

Includes 100,000 options with an exercise price of $0.79 per share, 100,000 options with an exercise price of $1.06 per share, and 250,000 options with an exercise price of $0.35 per share, all exercisable within 60 days.

(8)	Mr. Marter is the chief financial officer of our company.

(9)

Includes 100,000 options with an exercise price of $0.75 per share, 100,000 options with an exercise price of $1.06 per share, and 250,000 options with an exercise price of $0.35 per share, all exercisable within 60 days.

(10)	Mr. Johnson is the chairman of the board of directors of our company.

(11)

Includes 100,000 options with an exercise price of $0.84 per share, 100,000 options with an exercise price of $1.06 per share, and 250,000 options with an exercise price of $0.35 per share, all exercisable within 60 days.

(12)	Mr. Stine is the chief operating officer of our company.

(13)

Includes 100,000 options with an exercise price of $0.84 per share, 100,000 options with an exercise price of $1.06 per share, and 250,000 options with an exercise price of $0.35 per share, all exercisable within 60 days.

(14)	Mr. Jonson is the vice president of business development of our company.

(15)

800,000 of these common shares are held by Jonson Management Co., a wholly-owned corporation of David C. Jonson. Includes 100,000 options with an exercise price of $0.79 per share and 100,000 options with an exercise price of $0.36 per share, all exercisable within 60 days.

(16)	Mr. Detra is the vice president of exploration of our company.

(17)	Includes 75,000 options with an exercise price of $1.10 per share and 75,000 options with an exercise price of $0.35 per share, exercisable within 60 days.

Change in Control

We are unaware of any contract, or other arrangement or provision of our articles of incorporation or by-laws, the operation of which may at a subsequent date result in a change of control of our company.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Other than as disclosed below, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 10% of the outstanding shares of common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest.

We have consulting contracts with our president, company officers, directors and their wholly-owned companies, through which they provide services to our company. These contracts are described above under the heading “Executive Compensation”. Apart from the consulting contracts, other than as disclosed below there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 10% of the outstanding shares of common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

In January 2008, we paid fees in stock to our directors for board, meeting and committee fees for the 2007 year totaling $399,000. These payments were accrued as directors’ fees for 2007 and were made under the Company’s Stock Compensation Plan.

In November 2007, we entered into a lease and option agreement with a director and officer for a property in Elfrida, Arizona. Bolsa Resources, Inc. is using the house for a field office and for temporary field accommodation and pays a market rent ($1,175/month) for the property. We also have an option to acquire the property for the amount of the mortgage debt outstanding on the property.

In February 2007, our board of directors decided to compensate directors for previous board, meeting and committee fees for fiscal 2006 totaling $230,000. These payments were made under the company’s Stock Compensation Plan.

On August 17, 2006 we completed the acquisition of all of the issued and outstanding common stock of Aurelio Resources Inc., a privately-owned Colorado corporation engaged in mineral exploration. We issued 10,000,000 shares of our common stock to the former stockholders of Aurelio Resources, Inc. in exchange for 10,000,000 common shares of Aurelio Resources,

Inc., being all of the issued and outstanding common stock of Aurelio Resources, Inc., at which time Aurelio Resources, Inc. became a wholly-owned subsidiary of our company.

Prior to the acquisition, Aurelio Resources, Inc. did not have a business relationship with our company. In conjunction with the acquisition, we appointed three new directors, Dr. Frederik Warnaars, Stephen Doppler and David C. Jonson, who were previously all directors of Aurelio Resources, Inc. Dr. Frederik Warnaars, one of our directors, and Stephen Doppler, our president, chief executive officer and a director, were responsible for acquiring the Hill Copper Property for Aurelio Resources, Inc.

On March 29, 2004, Paul Fong, our former Chief Executive Officer, President, Treasurer and a director, and Patrick McGrath, our former Chief Financial Officer, Secretary and a director, had each acquired 6,500,000 shares of our common stock at a price of $0.002 per share. On August 17, 2006, Mr. Fong and Mr. McGrath returned an aggregate of 12,965,000 shares of our common stock (post forward-split) to us for cancellation. After giving effect to the cancellation of these 12,965,000 common shares and the issuance of 10,000,000 common shares to the former stockholders of Aurelio Resources, Inc., we had 28,436,500 common shares issued and outstanding, and our former control group of Mr. Fong and Mr. McGrath owned 35,000 shares of our common stock, constituting only 0.12% of our issued and outstanding common stock.

During the period from incorporation of Aurelio Resources, Inc. to February 28, 2006, Aurelio Resources, Inc. accepted subscriptions for 2,250,000 shares of its common stock in exchange for certain mineral rights. The following table shows who subscribed for these shares on February 28, 2006:

Stockholder	Number of Shares	Property Vended In
Frederik Warnaars	350,000	Gavilanes Property Option
International American Resources, Inc.	400,000	Gavilanes Property Option
David C. Jonson	350,000	MAN claims, Hill Copper Property
Jonson Management	400,000	MAN claims, Hill Copper Property
Stephen Doppler	250,000	Uranium Property, Nevada
Salzburg Holdings LLC	500,000	Uranium Property, Nevada

Total	2,250,000

On May 2, 2006, Aurelio Resources, Inc. accepted subscriptions for another 2,250,000 of its common stock in exchange for certain mineral rights. The following table shows who subscribed for these shares on May 2, 2006:

Stockholder	Number of Shares	Property Vended In
Fred Warnaars	350,000	Gavilanes Property Option
International American Resources, Inc.	400,000	Gavilanes Property Option
David C. Jonson	350,000	MAN claims, Hill Copper Property
Jonson Management	400,000	MAN claims, Hill Copper Property
Stephen Doppler	250,000	Uranium Property, Nevada
Salzburg Holdings LLC	500,000	Uranium Property, Nevada

Total	2,250,000

Of these subscriptions for shares of common stock listed above, certain subscriptions for an aggregate of 1,500,000 shares of common stock were accepted in exchange for a quitclaim deed to uranium mining property in Nevada. Because the related party did not have legal rights to the deeds, he reduced his subscriptions to 500,000 shares of Aurelio Resources, Inc. common stock. On July 28, 2006, and as a result of an increase in the authorized common stock, Aurelio Resources, Inc. approved and ratified the share subscriptions received since incorporation and issued 4,700,000 shares of common stock to the various subscribers. Aurelio Resources, Inc. also mistakenly reimbursed a related party $10,230 for filing fees related to the Nevada property. This related party has repaid the $10,230 to Aurelio Resources, Inc.

On August 26, 2005, Aurelio Resources, Inc. acquired from Minera Holmex S.A. de C.V. an option to acquire a 100% interest in 3 mining claims/concessions covering approximately 1,000 hectares in Durango, Mexico. Minera Holmex S.A. de C.V. is a company wholly-owned by Dr. Frederik Warnaars. In consideration for the option, Aurelio Resources, Inc. paid Minera Holmex an amount equal to the taxes in arrears for the years 2001 and 2002 and the aggregate sum of P63,536 Mexican Pesos plus late payment penalties (approximately $6,100). Aurelio Resources, Inc. also paid the sum of $5,000 to Minera Holmex S.A. de C.V. as of February 1, 2006 in accordance with the provisions of the option agreement. To maintain the option in good standing, we need to make payments to Minera Holmex S.A. de C.V. as per the payment schedule under the heading “Description of Our Mineral Properties” above.

On July 28, 2006, Aurelio Resources, Inc. issued 5,300,000 shares of its common stock to Dr. Frederik Warnaars at the price of $0.001 per share for an aggregate of $5,300 in cash and services rendered.

We have no policy regarding entering into transactions with affiliated parties.

Corporate Governance

We currently act with five directors, consisting of Dr. Frederik Warnaars, Stephen B. Doppler, David S. Johnson, Stephen R. Stine and Allan J. Marter. All of our directors are also officers of the company. None of our directors are independent as defined in Nasdaq Marketplace Rule 4200(1)(15).

Committees of the Board of Directors

Effective December 22, 2006, the board of directors appointed Messrs. David S. Johnson and Stephen R. Stine to the Audit Committee. On the same date, the board of directors appointed Messrs. Stephen B. Doppler, David S. Johnson and Allan J. Marter to the Compensation Committee. Our board of directors presently does not have a nominating committee, executive committee or a separate stock plan committee.

Terms of Office

Our directors are appointed for one-year terms to hold office until the next annual general meeting of the holders of our common stock or until removed from office in accordance with our by-laws. Our officers are appointed by our board of directors and hold office until removed by our board of directors.

Audit Committee Financial Expert

Our board of directors has determined that it does not have a member of its audit committee who qualifies as an “audit committee financial expert” as defined in Item 401(e) of Regulation S-B, and is “independent” as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended.

We believe that the members of our audit committee and the board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. In addition, we believe that retaining an independent director who would qualify as an audit committee financial expert would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any revenues to date.

Stockholder Communications with the Board of Directors

We do not have a formal procedure for stockholder communication with the board of directors. In general, members of the board and executive officers are accessible by telephone or mail. Any matter intended for the board, or for any individual member or members of the board, should be directed to our secretary, David S. Johnson, at the address appearing on the first page of this prospectus, with a request to forward the communication to the intended recipient.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, with respect to the shares offered hereby. This prospectus, which is part of the registration statement, does not contain all of the information in the registration statement. Certain items of the registration statement are contained in exhibits and schedules as permitted by the rules and regulations of the Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; you should read any such contract, agreement or other document filed as an exhibit to the registration statement for a more complete description of the matter involved.

We are subject to the informational requirements of the Exchange Act and file reports and other information with the Commission. Reports and other information which we file with the Commission, including the registration statement on Form S-1 of which this prospectus is a part, may be inspected and copied at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the operation of the public reference room by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission at http://www.sec.gov. Our Internet address is www.aurelioresources.com. Information contained on our website does not constitute a part of this prospectus.

FINANCIAL STATEMENTS

Our audited financial statements for year ended December 31, 2007, are described below:

(a)	Report of Independent Registered Public Accounting Firm

(b)	Consolidated Balance Sheets as at December 31, 2007 and 2006

(c)	Consolidated Statements of Operations for the year ended December 31, 2007, the seven months ended December 31, 2006 and the period from inception (February 19, 2004) to December 31, 2007

(d)	Consolidated Statements of Stockholders' Equity (Deficit) for the period from inception (February 19, 2004) to December 31, 2007

(e)	Consolidated Statements of Cash Flows for the year ended December 31, 2007, the seven months ended December 31, 2006 and the period from inception (February 19, 2004) to December 31, 2007

(f)	Notes to the Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Aurelio Resource Corporation

We have audited the accompanying consolidated balance sheets of Aurelio Resource Corporation (formerly Furio Resources, Inc.) as of December 31, 2007 and December 31, 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2007 and the seven months ended December 31, 2006 and for the period from inception (February 19, 2004) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Aurelio Resource Corporation as of May 31, 2005 were audited by other auditors whose report dated July 19, 2005 on those statements included an explanatory paragraph describing conditions that raised substantial doubt about the Company's ability to continue as a going concern.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aurelio Resource Corporation as of December 31, 2007 and December 31, 2006 and the results of operations and cash flows for the year ended December 31, 2007 and the seven months ended December 31, 2006 and for the period from inception (February 19, 2004) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $3,379,987 for the year ended December 31, 2007, and has an accumulated deficit of $4,449,263 at December 31, 2007. These factors, and others discussed in Note 3, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

/s/ Haynie & Company
Littleton, CO
March 31, 2008

AURELIO RESOURCE CORPORATION
(An Exploration Stage Company)
CONSOLIDATED BALANCE SHEETS

ASSETS
	Dec. 31, 2007	Dec. 31, 2006
Current assets
Cash	$268,410	$464,521
Advances	3,478	-
Security deposits	4,765	2,255
Prepaid expenses	3,233	-
Reclamation bond - MAN claims drilling	36,714
Deposit for core drilling	-	150,000
Total current assets	316,600	616,776

Mining claims	1,353,614	1,203,614
Property and equipment, net	62,570	55,489
	1,416,184	1,259,103

Total Assets	$1,732,784	$1,875,879

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$373,745	$242,301
Accounts payable-related parties	561,103	15,319
Short term note payable	253,836	-
Current portion of long-term debt	9,819	8,693
Total current liabilities	1,198,503	266,313

Long-term debt	8,130	17,908
Note payable - Courtland Claims	950,000	950,000
	958,130	967,908

Total Liabilities	2,156,633	1,234,221

Stockholders’ Equity
Common stock, $.001 par value;
487,500,000 shares authorized;
34,647,155 issued and outstanding	34,648	32,437
Additional paid in capital	3,994,021	1,680,077
Accumulated deficit during the exploration stage	(4,449,263)	(1,069,276)
Cumulative effect of currency translation	(3,255)	(1,580)
Total Stockholders’ Equity	(423,849)	641,658

Total Liabilities and Stockholders’ Equity	$1,732,784	$1,875,879

The accompanying notes are an integral part of the consolidated financial statements.

AURELIO RESOURCE CORPORATION
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS

						Feb. 19, 2004
		Twelve Months		Seven Months		(Inception)
		Ended		Ended		Through
		Dec. 31, 2007		Dec. 31, 2006		Dec. 31, 2007
Revenue		$-		$-		$-

Expenses:
Depreciation		13,021		2,628		15,649
Directors' fees		896,000		-		896,000
General and administrative		633,464		308,553		945,457
Mineral property expenditures		1,279,875		459,835		1,789,834
Professional fees		549,454		193,326		801,586
		3,371,814		964,342		4,448,526

Loss from operations		(3,371,814)		(964,342)		(4,448,526)

Other income (expense)
Other income		50,395		-		50,395
Interest income		8,688		8,154		17,157
Interest expense		(67,256)		(1,033)		(68,289)

Income (loss) before provision for income
tax		(3,379,987)		(957,221)		(4,449,263)

Provision for income tax		-		-		-

Net income (loss)		(3,379,987)		(957,221)		(4,449,263)

Other comprehensive income (loss) - net
of tax
Foreign currency translation gains (losses)		(1,675)		(1,580)		(3,255)

Comprehensive income (loss)	$	(3,381,662)	$	(958,801)	$	(4,452,518)

Net income (loss) per share
(Basic and fully diluted)	$	(0.10)	$	(0.03)

Weighted average number of common
shares outstanding		33,572,482		31,260,355

The accompanying notes are an integral part of the consolidated financial statements.

AURELIO RESOURCE CORPORATION
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock			Deficit	Cumulative
				Accumulated	Effect	Total
			Additional	During	of	Stockholders’
			Paid-in	Exploration	Currency	Equity
	Shares	Amount	Capital	Stage	Translation	(Deficit)

Balance, February 19, 2004 (date
of inception)	-	$-	$-	$-	$-	$-

Common stock issued for cash at
$0.002 per share, March 2004	13,000,000	13,000	7,000	-	-	20,000

Common stock issued for cash at
$0.004 per share, April 2004	18,200,000	18,200	51,800	-	-	70,000

Common stock issued for cash at
$0.03 per share, May 2004	201,500	202	5,998	-	-	6,200

Net loss	-	-	-	(14,607)	-	(14,607)

Balance, May 31, 2004	31,401,500	31,402	64,798	(14,607)	-	81,593

Net loss	-	-	-	(60,698)	-	(60,698)

Balance, May 31, 2005	31,401,500	31,402	64,798	(75,305)	-	20,895

Net loss	-	-	-	(36,750)	-	(36,750)

Balance, May 31, 2006	31,401,500	31,402	64,798	(112,055)	-	(15,855)

Common stock returned for
cancellation	(12,965,000)	(12,965)	12,965	-	-	-

Common stock issued for
acquisition of Subsidiaries	10,000,000	10,000	(161,686)	-	-	(151,686)

Common stock issued for cash at
$0.40 per share, September 2006	4,000,000	4,000	1,596,000	-	-	1,600,000

Common stock options issued	-	-	168,000	-	-	168,000

Net loss	-	-	-	(957,221)	(1,580)	(958,801)

Balance, December 31, 2006	32,436,500	32,437	1,680,077	(1,069,276)	(1,580)	641,658

(Continued On Following Page)

The accompanying notes are an integral part of the consolidated financial statements.

AURELIO RESOURCE CORPORATION
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(Continued From Previous Page)

	Common Stock			Deficit		Cumulative
				Accumulated		Effect		Total
			Additional	During		of		Stockholders’
			Paid-in	Exploration		Currency		Equity
	Shares	Amount	Capital	Stage		Translation		(Deficit)

Balance, December 31, 2006	32,436,500	32,437	1,680,077	(1,069,276)		(1,580)		641,658

Common stock options issued
First quarter 2007	-	-	117,000	-		-		117,000

Common stock issued under
Incentive Compensation Plan,
February 2007	237,110	237	229,763	-		-		230,000

Common stock issued under
Incentive Compensation Plan,
March 2007	16,990	17	17,483	-		-		17,500

Common stock options issued
Second quarter 2007	-	-	288,500	-		-		288,500

Common stock issued for cash at
$0.90 per share, June 2007	1,476,555	1,477	1,327,178	-		-		1,328,655

Common stock issued for services
at $1.05 per share, October 2007	30,000	30	31,470	-		-		31,500

Common stock issued for services
at $0.63 per share, October 2007	150,000	150	94,350	-		-		94,500

Common stock issued for cash at
$0.79 per share, October 2007	100,000	100	78,900	-		-		79,000

Common stock issued for services
at $0.60 per share, December 2007	150,000	150	89,850	-		-		90,000

Common stock issued for cash at
$0.79 per share, December 2007	50,000	50	39,450	-		-		39,500

Net loss	-	-	-	(3,379,987)		(1,675)		(3,381,662)

Balance, December 31, 2007	34,647,155	$34,648	$3,994,021	$(4,449,263)	$	(3,255)	$	(423,849)

The accompanying notes are an integral part of the consolidated financial statements.

AURELIO RESOURCE CORPORATION
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

					Feb. 19, 2004
		Twelve Months		Seven Months	(Inception)
		Ended		Ended	Through
		Dec. 31, 2007		Dec. 31, 2006	Dec. 31, 2007

Cash Flows From Operating Activities:
Net loss	$	(3,379,987)	$	(957,221)	$(4,449,263)

Adjustments to reconcile comprehensive
loss to net cash provided by (used for)
operating activities:
Depreciation		13,021		2,628	15,649
Stock/stock option compensation		869,000		168,000	1,037,000
Interest accrued on S/T note		3,836		-	3,836
Changes in current assets and liabilities:
Advances		(3,478)		-	(3,478)
Security deposits		(2,510)		(2,255)	(4,765)
Prepaid expense		(3,233)		-	(3,233)
Reclamation bond - MAN claims drilling		(36,714)		-	(36,714)
Deposit for core drilling		150,000		(150,000)	-
Accounts payable and accrued liabilities		131,444		72,239	373,745
Accounts payable - related parties		545,784		15,319	561,103
Net cash provided by (used for)
operating activities		(1,712,837)		(851,290)	(2,506,120)

Cash Flows From Investing Activities:
Purchase of mining claims - net		(150,000)		(253,614)	(403,614)
Purchase of fixed assets - net		(20,102)		(31,516)	(51,618)
Net cash provided by (used for)
investing activities		(170,102)		(285,130)	(455,232)

(Continued On Following Page)

The accompanying notes are an integral part of the consolidated financial statements.

AURELIO RESOURCE CORPORATION
(An Exploration Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Continued From Previous Page)

						Feb. 19, 2004
		Twelve Months		Seven Months		(Inception)
		Ended		Ended		Through
		Dec. 31, 2007		Dec. 31, 2006		Dec. 31, 2007

Cash Flows From Financing Activities:
Short term note payable		250,000		-		250,000
L/T debt principal repayment		(8,652)		-		(8,652)
Proceeds from exercise of stock options		118,500		-		118,500
Issuance of common stock		1,328,655		1,600,000		2,873,169
Net cash provided by (used for)
financing activities		1,688,503		1,600,000		3,233,017

Effect of exchange rate changes on cash		(1,675)		(1,580)		(3,255)

Net Increase (Decrease) In Cash		(196,111)		462,000		268,410
Cash At The Beginning Of The Period		464,521		2,521		-

Cash At The End Of The Period		$268,410		$464,521		$268,410

Schedule Of Non-Cash Investing And Financing Activities

Acquisition of Minera Milenium, S.A. de C.V.		$-	$	(46)	$	(46)
Acquisition of Aurelio Resources, Inc.		-		(151,640)		(151,640)
Mineral properties		$-		$1,203,614		$1,353,614
Less note payable		-		(950,000)		(950,000)
Fixed assets		$-		$58,117		$78,219
Less long-term debt		-		(26,601)		(26,601)

Supplemental Disclosure

Cash paid for interest	$	(63,420)	$	(1,033)	$	(64,453)
Cash paid for income taxes		-		-		-

The accompanying notes are an integral part of the consolidated financial statements.

AURELIO RESOURCE CORPORATION
(An Exploration Stage Company)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

February 19, 2004 (Inception) through December 31, 2007

NOTE 1               HISTORY AND ORGANIZATION OF THE COMPANY

The Company was incorporated on February 19, 2004, under the Laws of the State of Nevada and is in the business of exploring mineral properties. The Company has not yet determined whether its properties contain mineral resources that may be economically recoverable. Therefore, the Company has not reached the development stage and is considered to be an exploration stage company.

The recoverability of mineral property costs is dependent upon the existence of economically recoverable reserves, confirmation of the Company’s interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the exploration and upon future profitable production.

On August 17, 2006, we completed our acquisition of all of the issued and outstanding common stock of Aurelio Resources, Inc. (“ARI”), a privately-owned Colorado corporation engaged in mineral exploration, pursuant to an agreement we entered into with ARI and its shareholders dated April 27, 2006, as amended on June 9, 2006 and further amended on July 13, 2006 and on July 21, 2006. As a result of our acquisition of ARI, we indirectly acquired all of its assets. In particular, we acquired properties in Arizona, now held through ARI and our wholly-owned subsidiary Bolsa Resources, Inc. (“Bolsa”), and a 98% interest in Minera Milenium S.A. de C.V. (“Minera Milenium”), a company incorporated in Mexico which holds an option to acquire a 100% interest in a property in Mexico.

NOTE 2               CHANGE OF YEAR-END

The Company changed its year-end from May 31 to December 31 on September 28, 2006. For the year prior to May 31, 2006 and up to the acquisition of ARI in August 2006, the Company had essentially been dormant. As a result of the change in year-end and given the lack of materiality of the prior periods compared to the current operations and the lack of seasonality in the Company’s business, the quarters in the current year have been compared with the most relevant period from the reported quarters in prior periods as follows:

	For the period ended	Comparative period

Q1	March 31, 2007	February 28, 2006

Q2	June 30, 2007	May 31, 2006

Q3	September 30, 2007	August 31, 2006

Q4	December 31, 2007	December 31, 2006(i)

(i) Four months and seven months, respectively, when compared with the quarter and year ended December 31, 2007.

NOTE 3               GOING CONCERN

These financial statements have been prepared with the on-going assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. However, certain conditions noted below currently exist which raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The operations of the Company have primarily been funded by the sale of common stock. Continued operations of the Company are dependent on the Company’s ability to complete additional equity financings or generate profitable operations in the future. Management’s plan in this regard is to secure additional funds through future equity financings. Such financings may not be available or may not be available on reasonable terms.

December 31, 2007
Deficit accumulated during the exploration stage	$(4,449,263)
Working capital deficit	$(881,903)

NOTE 4               SIGNIFICANT ACCOUNTING POLICIES

Significant accounting policies adopted by the Company are as follows:

Basis of consolidation and the preparation of financial statements

These consolidated financial statements are prepared and reported in United States (U.S.) dollars and in accordance with U.S. generally accepted accounting principles. The consolidated financial statements include the accounts of the company and its subsidiaries. All inter-company balances and transactions have been eliminated. The company does not have any special purpose entities.

Cash and cash equivalents

The Company considers cash held at banks and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Foreign Currency Translation

The U.S. dollar is the functional currency of the Company. Transactions involving foreign currencies for items included in operations are translated into U.S. dollars using the monthly average exchange rate; monetary assets and liabilities are translated at the exchange rate prevailing at the balance sheet date and all other balance sheet items are translated at the historical rates applicable to the transactions that comprise the amounts. The cumulative effect of the translation of non-realized gains and losses are included in Stockholders’ Equity.

Mineral properties and exploration expenditures

The costs of acquiring mineral properties which have patented claims or surface rights are capitalized and will be amortized over their estimated useful lives following the commencement of commercial production or written-off if the properties are sold or abandoned. If it is determined that a property is not economically viable based on scoping or feasibility studies the capitalized costs of patented claims and surface rights are written off. If the studies show the carrying value to be in excess of their economic value, then the properties will be considered impaired and will be written down to their current economic value. Exploration expenses and the costs for carrying and retaining mineral properties are expensed as incurred.

The costs of acquiring mineral properties that have unpatented claims, leases or exploration permits are not capitalized. Ongoing costs for exploration and the costs for carrying and retaining these mineral properties are also expensed as incurred.

When it is determined that a mineral deposit can be economically and legally extracted or produced based on established proven and probable reserves based on an independent feasibility study that shows the economic viability of the deposit as confirmed by a Competent Person, further exploration costs and the costs of development incurred after such determination will be capitalized. Upon the commencement of commercial production, capitalized costs will be amortized on the units of production basis using the estimated proven and probable reserves as the depletion basis.

Equipment and depreciation

Equipment is recorded at cost, and depreciation is provided on a straight line basis over the estimated useful lives of the equipment of between three and seven years.

Investments

Investments are considered to be held to maturity and are carried at cost. Investments are continually reviewed to determine whether any events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. The Company bases its evaluation on such impairment indicators as the nature of the investments, the future economic benefit of the investments, any historical or future profitability measurements as well as other external market values, conditions or factors that may be present. If it is determined that the value of the investment is permanently impaired, it is written down to its estimated net realizable value.

Environmental remediation

At the report date, environmental requirements related to mineral claims acquired are unknown and therefore an estimate of any future cost cannot be made.

Income taxes

A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carry-forwards. Deferred tax expenses (benefit) result from the net change during the period of deferred tax assets and liabilities.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net loss per share

Basic net loss per share is computed by dividing the net loss for the period by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share takes into consideration shares of common stock outstanding (computed under basic net loss per share) and potentially dilutive shares of common stock. Diluted net loss per share is not presented separately from net loss per share since there are no potentially dilutive shares of common stock outstanding.

Recent Accounting Pronouncements

The Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (“FIN 48”) an interpretation of FASB Statement No. 109, “Accounting for Income Taxes” on January 1, 2007. FIN 48 clarifies the accounting and reporting for uncertainties in the application of the income tax laws to the Company’s operations. The interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. There was no impact to the consolidated results of operations and financial position as a result of adopting FIN 48.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which is effective for fiscal years beginning after November 15, 2007. SFAS No. 157 establishes a single definition of fair value and a framework for measuring fair value, sets out a fair value hierarchy to be used to classify the source of information used in fair value measurements and requires new disclosures about fair value measurements for future transactions. In February 2008, the FASB issued Staff Positions No. 157-1 and No. 157-2, which partially defer the effective date of

SFAS No. 157 for one year for certain nonfinancial assets and liabilities and remove certain leasing transactions from its scope. The Company is currently evaluating the impact of the adoption of SFAS No. 157 on its consolidated results of operations and financial position.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” Under SFAS No. 159, entities may irrevocably elect fair value for the initial and subsequent measurement of certain financial instruments and certain other items. Subsequent measurements for the financial instruments and certain other items that an entity elects to record at fair value will be recognized in earnings. SFAS No. 159 also establishes additional disclosure requirements. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. At the effective date, an entity may elect the fair value option for eligible items that exist at that date. The entity shall report the effect of the first re-measurement to fair value as a cumulative-effect adjustment to the opening balance of retained earnings. The Company is currently determining whether fair value accounting is appropriate for any of its eligible items and cannot estimate the impact, if any, which SFAS No. 159 will have on its consolidated results of operations and financial position.

In December 2007, the FASB issued FASB Statement No. 141R, Business Combinations (SFAS No. 141R) and FASB Statement No. 160, Non-controlling Interests in Consolidated Financial Statements an amendment to ARB No. 51 (SFAS No. 160). SFAS No. 141R and No. 160 require most identifiable assets, liabilities, non-controlling interests, and goodwill acquired in a business combination to be recorded at "full fair value" and require non-controlling interests (previously referred to as minority interests) to be reported as a component of equity, which changes the accounting for transactions with non-controlling interest holders. Both Statements are effective for periods beginning on or after December 15, 2008, and earlier adoption is prohibited. SFAS No. 141R will be applied to business combinations occurring after the effective date. SFAS No. 160 will be applied prospectively to all non-controlling interests, including any that arose before the effective date. The Company is currently evaluating the impact of adopting SFAS No. 141R and SFAS No. 160 on its consolidated results of operations and financial position.

NOTE 5               MANAGEMENT OF FINANCIAL RISK

The Company is subject to a concentration of credit risk with all of its cash at December 31, 2007 on deposit with JPMorgan Chase Bank, NA. The cash balance at year-end exceeded the FDIC limit of $100,000 by $162,288. Management considers that in view of the financial standing and nature of the operations of JPMorgan Chase Bank, NA the risk of loss is small.

NOTE 6               RELATED PARTY TRANSACTIONS

During the year ended December 31, 2007 we maintained consulting contracts with our president, company officers, directors and their wholly-owned companies, through which they provided services to our company. During the year we paid or accrued consulting fees in lieu of salaries to our president, company officers and directors of $433,890 in total (for the seven months ended December 31, 2006: $129,159). As cash was unavailable to pay consulting fees to directors and officers during the last four months of 2007, the Company issued stock in January 2008 under the Stock Compensation Plan with a total value of $100,739 in payment of the consulting fees for this period. Fees charged for consulting services were in the normal course of business and were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

The Board decided in February 2007 to compensate directors for previous board, meeting and committee fees for fiscal 2006 totaling $230,000. These payments were made under the Company’s Stock Compensation Plan. In January 2008, the Company paid fees in stock to its directors for board, meeting and committee fees for the 2007 year totaling $399,000. These payments were accrued as directors’ fees for 2007 and were made under the Company’s Stock Compensation Plan.

As of December 31, 2007 the Company owed a total of $561,103 to the related parties for consulting fees and expenses and for directors’ fees (December 31, 2006: $15,319).

In November 2007, the Company entered into a lease and option agreement with a director and officer for a property in Elfrida, Arizona. Bolsa is using the house for a field office and for temporary field accommodation and pays a market rent ($1,175/month) for the property. The Company also has an option to acquire the property for the amount of the mortgage debt outstanding on the property ($140,079 at December 31, 2007).

NOTE 7               FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash and cash equivalents, notes payable and accounts payable and accrued liabilities. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. In each case, the fair value of these financial instruments approximate their carrying values, unless otherwise noted.

NOTE 8               SEGMENT INFORMATION

The Company operated in two reportable segments, these being the exploration for copper and zinc on its Hill Copper Project in Arizona and the exploration for gold on its Gavilanes Property in Mexico. Prior to June 2006, the Company was an exploration company with a property in Alaska. Following is the segment information for the periods ending December 31, 2007.

	Arizona	Mexico	Corporate	Total
As of and for the twelve months ended December 31, 2007:
Revenue	$-	$-	$-	$-
Depreciation expense	1,500	2,592	8,929	13,021
Mineral property expenditures	1,112,773	107,102	60,000	1,279,875
Operating loss	1,276,455	137,054	1,958,305	3,371,814
Other income	135	-	58,948	59,083
Interest expense	60,599	-	6,657	67,256
Net loss	1,336,919	137,054	1,906,014	3,379,987
Additions to fixed assets	15,000	402	4,700	20,102
Total assets	1,417,225	18,204	297,355	1,732,784
As of and for the seven months ended December 31, 2006:
Revenue	-	-	-	-
Depreciation expense	-	421	2,207	2,628
Mineral property expenditures	437,658	22,177	-	459,835
Operating loss	527,300	60,656	376,386	964,342
Other income	10	-	8,144	8,154
Interest expense	-	-	1,033	1,033
Net loss	527,290	60,656	369,275	957,221
Additions to fixed assets	-	13,485	44,632	58,117
Total assets	1,391,261	42,829	441,789	1,875,879
As of and since inception through December 31, 2007:
Revenue	-	-	-	-
Depreciation expense	1,500	3,013	11,136	15,649
Mineral property expenditures	1,550,431	129,279	110,124	1,789,834
Operating loss	1,803,755	197,710	2,447,061	4,448,526
Other income	145	-	67,407	67,552
Interest expense	60,799	-	7,490	68,289
Net loss	1,864,409	197,710	2,387,144	4,449,263
Additions to fixed assets	15,000	13,887	49,332	78,219
Total assets	1,417,225	18,204	297,355	1,732,784

NOTE 9               BUSINESS ACQUISITIONS

On July 5, 2006 the Company acquired 98% of the outstanding stock Minera Milenium in a transfer of benefit from ARI in a transaction accounted for as a business purchase. ARI was not a related party at the date of transfer. The net worth of Minera Milenium at fair value on July 5, 2006 was $(46). The primary reason for this acquisition was to acquire the rights to the option to earn a 100% interest in three mining claims/concessions in Durango, Mexico.

On August 17, 2006 the Company acquired 100% of ARI in a transaction accounted for as a business purchase, by issuing 10,000,000 shares for 100% of the outstanding stock of ARI. The net worth of ARI measured at fair value on August 17, 2006 was $(151,640). The primary reason for the acquisition was to acquire the 100% interest in thirteen mining claims on a property located in southeastern Arizona. The business objective of the company is now to progress the discovery, acquisition and exploration of advanced stage mineral properties with the potential to be expanded.

The purchase cost and the allocation of the purchase costs to ARI’s assets and liabilities (unaudited) are as follows:

Purchase cost
	Amount	Value
Issuance of Aurelio Resource Corporation common stock	10,000,000	$(151,640)
Allocation of Purchase Cost
Current assets	$10,875
Equipments, net	1,239
Accounts payable	(40,741)
Advance on investment	(103,150)
Accounts payable – related parties	(19,863)
Net Asset Value	$(151,640)

We note that while the Company was cognizant of the value to be gained from the unpatented mining claims being acquired in the acquisition of ARI, no arbitrary monetary value was established as part of the purchase price because the Company has no methodology or accounting policy for establishing or retaining such a value in its financial statements.

We calculated unaudited proforma results of operations for the seven months ended December 31, 2006, presented as if the acquisition of ARI had taken place on June 1, 2006. The results would have shown a net loss for the seven months ended December 31, 2006 of $969,863 or $(0.03) per share.

NOTE 10             PROPERTY ACQUISITIONS

Date	Property Name	Asset Cost	Liabilities
September 15, 2006	Hope Mining claims	$1,203,614	$ 950,000
March 27, 2007	Newmont Mining – claims (option payments – option exercised in March 2008)	75,000	-
August 6, 2007	Rae Family – claims, surface and mineral rights (option payments – expected to close in April 2008)	50,000	-
September 24, 2007	Graham - 524 Courtland Townsite lots (overlap other surface rights) (option payment)	25,000	-
TOTAL		$1,353,614	$ 950,000

On May 15, 2006 our subsidiary, ARI, entered into a purchase and sale agreement with Hope Mining and Milling Company (“Hope MMC”), an Arizona corporation, concerning the acquisition by ARI of 30 patented mining claims known as the Courtland Claims and located in the Turquoise Mining District, Cochise County, Arizona. The purchase price for the subject property was $1,200,000 with a $250,000 down payment. The remaining balance of $950,000 is being carried on an interest-only four year term 6% straight line annual interest-only promissory note, secured by a deed of trust, with a balloon payment at the end of year four. On September 15, 2006, ARI, Bolsa and Hope MMC entered into an agreement amending the terms of the purchase agreement and, pursuant to the amending agreement, Bolsa accepted the assignment and completed the acquisition of the 30 patented mining claims from Hope MMC by making the down payment of $250,000.

In April 2007, we executed and made the initial payment under a purchase agreement with a subsidiary of Newmont Mining Corporation, whereby the Company is acquiring two patented mining claims covering 24 acres adjacent to our MAN claims in Cochise County, Arizona. The purchase price is $100,000, payable in four equal installments of $25,000 upon each of signing and six, nine and 12 months after the signing of the purchase agreement, whereupon the option will be exercised and the properties purchased. Newmont will also receive a 1% Net Smelter Returns Royalty on the patented claims and on any properties Aurelio currently owns or acquires within a designated Area of Interest. As the purchase price is for patented claims, the cost of the option payments is capitalized as incurred.

In April 2007, we also completed a mineral lease and option agreement with three individual owners of 65 "Gold Coin" mineral claims and three Arizona State Mineral Exploration Permits on the Hill Copper-Zinc Project in Cochise County, Arizona. The "Gold Coin" claims and the three Exploration Permits cover 1272 acres. These new properties are all located to the south and southeast of the MAN claims. The option agreement includes an initial payment of $20,000 with additional staged payments for a total cost of $1.5 million. In addition, there is a royalty of 1% of production of base metals and 2.5% of precious metals. As these payments are for unpatented claims and permits, the option payments will be expensed as incurred.

Effective August 6, 2007, through Bolsa, we executed and made a $10,000 down payment into escrow under an agreement to purchase 13 patented mining claims covering approximately 213 acres located on the northern edge of the MAN area, that is part of the Company’s Hill Copper-Zinc Project in Cochise County, Arizona. As part of the transaction, we also acquired approximately 744 acres of surface rights and an area to the west of the deposit and 292 acres of surface with mineral rights, known as the Rae Property. The purchase price is $1.3 million payable in five equal amounts over two years. We made a second earnest money payment of $40,000 into escrow on September 14, 2007, following the completion of inspection and further due diligence. Upon the closing of the acquisition following the completion and acceptance of a survey on the property, expected to be completed early in April 2008, Bolsa will pay the balance of the initial payment of $210,000. The balance of $1,040,000 will be paid in four equal installments together with simple interest at 7% per annum on the outstanding balance evidenced by a promissory note secured by a purchase money first deed of trust on the property. There is no royalty payable on production from any of the 13 patented mining claims.

On September 24, 2007 Bolsa entered into a purchase option agreement with Mrs. Kay B. Graham for the purchase of approximately 90% of the Courtland Townsite lots. These lots are real property interests held by fee simple in the Courtland Townsite area. Bolsa paid $25,000 as an option payment for the option which extends until January 31, 2010. The full purchase price of $125,000 is payable within 30 days of Bolsa giving notice and the option payment will be deducted from the purchase price. As the purchase price is for townsites, the cost of the option payment has been capitalized.

During 2007, the Company staked 17 new unpatented claims around the initial 13 MAN claims, including the area between the recently purchased Courtland claims and the MAN claims The Company also staked an additional five unpatented BLM lode mining claims to the north and northeast of the MAN deposit. These claims are adjacent to, as well as to the east of the patented Hope claims purchased in September of 2006 covering the Courtland area. The Company also applied for three Arizona State Mineral Exploration Permits covering an estimated 1,320 acres. The Exploration Permits are located to the south and southeast of the MAN deposit. As these payments are for unpatented claims and permits, the payments will be expensed as incurred.

NOTE 11             LONG-TERM DEBT

As of December 31,	2007	2006
Current debt:
Bank debt – portion payable within one year (1)	$9,819	$8,693
	$9,819	$8,693
Long-term debt:
Bank debt – portion payable after one year(1)	$8,090	$17,908
Note payable – Courtland Claims(2)	950,000	950,000

	$958,090	$967,908

(1)

The bank debt was to finance the purchase of office equipment and is a 36-month note payable under a business installment loan from JPMorgan Chase Bank, NA, with the final payment due on or before September 20, 2009. The interest rate is 12.25% simple interest and the loan is cash collateralized.

(2)

When we purchased the 30 patented Courtland Claims (which form part of the Hill Copper-Zinc Project) from Hope Mining and Milling Company we paid a deposit of $250,000, and the remaining balance of $950,000 is being carried on an interest- only, four-year term 6% straight line annual interest-only promissory note due on or before September 15, 2010, secured by a deed of trust, with a balloon payment at the end of year four.

NOTE 12             CONTRACTUAL OBLIGATIONS, CONTINGENT LIABILITIES AND COMMITMENTS

Contractual Obligations, Contingent Liabilities and Commitments

Contractual Obligations		Less then	1 to 3	3 to 5	More than
as of December 31, 2007	Total	1 year	Years	years	5 years
Long-term debt(1)	$17,909	$9,819	$8,090	$-	$-
Note payable – Courtland Claims(2)
Interest	156,750	57,000	99,750	-	-
Principal	950,000	-	950,000	-	-
Unpatented Claims – annual renewal fees(3)	74,375	14,875	29,750	29,750	-
Gavilanes option payments (4)	455,000	40,000	110,000	305,000	-
Newmont Claims payments (5)	25,000	25,000	-	-	-
Gold Coin payments (6)	1,480,000	55,000	225,000	300,000	900,000
Rae Family payments(7)	1,250,000	470,000	780,000	-	-
Graham payments (8)	100,000	-	100,000	-	-
Lease of Littleton, CO office (9)	12,348	12,348	-	-	-
Lease of Sun Sites, AZ office (10)	500	500	-	-	-
Lease of Elfrida, AZ field office (11)	211,500	14,100	28,200	28,200	141,000
Lease of Arizona storage space(12)	2,052	2.052	-	-	-
Lease of Culiacan, MX office (13)	1,400	1,400	-	-	-

(1)

The long-term debt was to finance the purchase of office equipment and is a 36-month note payable under a business installment loan from JPMorgan Chase Bank, NA. The interest rate is 12.25% simple interest and the loan is cash collateralized.

(2)

The purchase of the 30 patented Courtland Claims (which form part of the Hill Copper-Zinc Project) from Hope Mining and Milling Company was closed on September 15, 2006 with the payment of the deposit of $250,000. In addition to the acquisition price, the seller is entitled to receive a net smelter return royalty, up to a cumulative total of $3 million, of 3% for precious metals, and 1.5% for base metals produced from the property. At any time prior to the commencement of commercial production, we can buy this royalty for $2 million.

(3)

For each of our 119 unpatented mining claims on the Hill Copper-Zinc Project there is an annual renewal fee of $125 per claim payable to the Bureau of Land Management, an agency of the U.S. Department of the Interior. These claim fees are payable annually, as long as we are actively exploring on this land.

(4)

In addition to the total of the option payments for the purchase price of the three mining claims (covering approximately 1,000 hectares) making up the Gavilanes property, the property is subject to a 3% net smelter return royalty in favor of Mr. Modesto Rivas Beltran of Culiacan, Sinaloa, Mexico.

(5)

A purchase agreement was entered into March 27, 2007 with Newmont Realty Company to purchase 2 patented claims, the Banner (100%) and the Australia (50%). The terms of the agreement include the payment of $25,000 upon execution of the agreement, and $25,000 six, nine and twelve months after the effective date. In 2007, a total of $75,000 was paid to Newmont. The twelve month payment remains due on March 27, 2008. A net smelter return royalty on mineral production of the Property equal to one percent (1%) of Net Smelter Returns from the disposition of all mineral produced.

(6)

A lease with option to purchase agreement for 65 unpatented claims and three Arizona Mineral Exploration Permits was entered into on April 15, 2007 for $1,500,000. The terms of the agreement were a $20,000 payment upon execution of the agreement, plus $55,000 on April 15, 2008, a $75,000 payment on April 15, 2009, and $150,000 annually thereafter, until payment is complete, which is to be on or before April 15, 2018.

(7)

The purchase price for the 13 patented claims and surface rights on the Rae property is $1,300,000 payable as follows: $10,000 primary earnest money payment and $40,000 for a secondary earnest money payment, with both payments made in 2007. Upon acceptance of a satisfactory survey on the property, Bolsa is to pay $210,000 plus a $1,040,000 promissory note that provides for four semi-annual payments of principal, each $260,000, together with semi-annual payments of interest on the unpaid balance of the promissory note, the first semi-annual payment due six months following date of closing and subsequent payments each six months.

(8)

A purchase options agreement for 531 Courtland and Center Courtland Townsite Lots was effective September 24, 2007 and the $25,000 earnest and option payment was paid in 2007, with a further $100,000 due on exercise of the option during the year following January 31, 2010.

(9)	Lease of the Littleton, Colorado office for $2,058 per month, including utilities, with a commitment through June 2008.

(10)	Lease of an office in Sun Sites, Arizona for $500 per month with a commitment through January 2008.

(11)

Lease of a field office with housing in Elfrida, Arizona for $1175 per month, not including utilities, with a commitment for fifteen years to 2022, although Bolsa can acquire the property at any time for the amount of the debt on the property ($140,079 at December 31, 2007).

(12)	Lease of storage space near our Arizona properties for $171 per month through 2008.

(13)	Lease of office space in Culiacan, Sinaloa, Mexico for approximately $140 per month with a commitment through October 2008.

Property related Commitments

As described and set out in the table above, we have commitments for the interest on the Note Payable for the purchase of the Courtland Claims, annual renewal fees on our unpatented claims, option payments to retain the Gavilanes option, payments on the purchase of the Newmont, Gold Coin, Rae family and Graham properties, as well as lease commitments. Meeting these obligations is fundamental to our being able to retain and explore our mineral properties.

In addition, should we produce precious or base metals on our properties, we would have to pay net smelter return royalties, also as described above.

Office and Other Rental Commitments

We rent office space in Littleton, Colorado for $2,058 per month, including utilities, with a commitment through June 2008. We rented office space in Arizona, near our Hill Copper-Zinc Project, for $500 per month with a commitment through January 2008. We also rented various storage space near the Arizona property and we currently have an ongoing monthly commitment of $171 for storage space through 2008. We rented housing from June through November 2007 for a total of $7,950, not including utilities. We currently rent housing and office space in Elfrida, Arizona for $1,175 per month, not including utilities, with a commitment through 2022. We rent office space in Culiacan, Sinaloa, Mexico for P1,700 (approximately $140) per month, with a commitment through October 2008.

Our total rent expense for the year ended December 31, 2007 was $46,796.

NOTE 13             PROPERTY AND EQUIPMENT

As at December 31, 2007	Cost	Accumulated Depreciation	Net Book Value
Littleton – office furniture	$11,416	$1,918	$9,498
– office equipment	37,916	9,218	28,698
Mexico - truck	10,744	2,396	8,348
- furniture and equipment	3,143	617	2,526
Elfrida - truck	15,000	1,500	13,500
Total	$78,219	$15,649	$62,570

As at December 31, 2006	Cost	Accumulated Depreciation	Net Book Value
Littleton – office furniture	$10,099	$348	$9,751
– office equipment	35,188	1,859	33,329
Mexico - truck	10,267	342	9,925
- furniture and equipment	2,563	79	2,484
Total	$58,117	$2,628	$55,489

NOTE 14             STOCKHOLDERS’ EQUITY

a. Authorized

On June 16, 2006 we changed our name to Aurelio Resource Corporation and implemented a six and one-half (6.5) for one (1) forward stock split of our authorized, issued and outstanding common stock. As a result, our authorized capital has increased from 75,000,000 shares of common stock with a par value of $0.001 to 487,500,000 shares of common stock with a par value of $0.001.

b. Issued and outstanding

On August 16, 2006 we cancelled 12,965,000 shares of our common stock as part of the transaction for the acquisition of ARI. On August 17, 2006 we completed our acquisition of all of the issued and outstanding common stock of ARI, a privately-owned Colorado corporation, pursuant to an agreement we entered into with ARI and its shareholders dated April 27, 2006, as amended on June 9, 2006 and further amended on July 13, 2006 and on July 21, 2006. On August 17, 2006 we issued 10,000,000 shares of our common stock to the shareholders of ARI, in exchange for all of the issued and outstanding common shares of ARI.

On September 29, 2006, we completed a private placement of four million shares of common stock at $0.40 per share for total gross proceeds of $1,600,000.

The Board decided in February 2007 to compensate directors for previous board, meeting and committee fees for the fiscal 2006 and for the period through February 1, 2007 and issued 237,110 shares of our stock at a market value of $0.97 per share for a non-cash cost totaling $230,000. These payments were made under the Company’s Stock Compensation Plan. On March 2, 2007 we issued a further 16,990 shares to consultants at $1.03 per share for a total non-cash cost of $17,500.

In January 2008, the Company paid fees in stock to its directors for board, meeting and committee fees for the 2007 year totaling $399,000. These payments were accrued as directors’ fees for 2007 and were made under the Company’s Stock Compensation Plan.

On June 7, 2007 we completed a private placement of 1,476,555 units at $0.90 per unit for total gross proceeds of $1,328,900. Each unit was comprised of one share of common stock and one half of a warrant. We issued 738,280 warrants and each warrant entitles the holder to acquire a further share of common stock at a price of $1.60 per share at any time on or before June 5, 2009.

On September 12, 2007, we issued 30,000 common shares at a deemed price of $1.05/share in consideration for strategic planning and consulting services to one accredited investor pursuant to exemptions from registration as set out in Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

On October 11, 2007 we issued 150,000 common shares at a deemed price of $0.63/share in consideration for investor relations and marketing service to one accredited investor pursuant to exemptions from registration as set out in Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

On October 29, 2007 and December 26, 2007, we issued a total of 150,000 common shares to an officer/director and an officer at an exercise price of $0.79/share upon the exercise of stock options issued under the Option Plan.

On December 13, 2007, we issued 150,000 common shares at a deemed price of $0.60/share in consideration for investor relations services to one non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

As at December 31, 2007 the Company had 34,647,155 common shares outstanding.

NOTE 15             STOCK OPTIONS

The board of directors adopted the 2006 Stock Option Plan (the "Plan") on September 15, 2006 and reserved two million eight hundred thousand (2,800,000) common shares to be made available for grant under the Plan. On December 6, 2007, the board of directors amended the Plan by increasing the total shares reserved under the Plan to three million two hundred thousand (3,200,000) common shares available for grant. The purpose of the Plan is to afford the persons who provide services to our company or any of its subsidiaries or affiliates, whether directors, officers, consultants or employees of our company or its subsidiaries or affiliates, an opportunity to obtain a proprietary interest in our company by permitting them to purchase common shares of our stock and to aid in attracting, as well as retaining and encouraging the continued involvement of such persons with us. Under the terms of the Plan, the board of directors has full authority to administer the Plan in accordance with the terms of the Plan and at any time amend or revise the terms of the Plan provided, however, that no amendment or revision shall alter the terms of options already granted. The shareholders ratified and approved the adoption of the 2006 Stock Option Plan at the Annual General Meeting of Stockholders held on May 18, 2007.

Under the Plan, the exercise price of the shares covered by each option shall be determined by the directors and shall be not less than the closing price of our common shares on the stock exchange, quotation system or stock exchanges on which the shares are listed on the date of the grant or the day the fair market value is to be determined or the immediately preceding the day on which the stock is reported. If granted to an employee or director the per share exercise price shall be not less than the fair market value of the share on the date of the grant, unless the grant is to an employee who holds more than 10% of the voting power of our stock, in which case the per share exercise price shall be not less than 110% of the fair market value on the date of the grant. Options granted under the Plan vest immediately for non-employee directors and the vesting schedule for all others granted options under the Plan will be established by the Board or a committee appointed by the Board to administer the Plan on behalf of the Board. Our company has not established a separate committee to this date. Options granted under the Plan will not be transferable and, if they are not exercised, will expire thirty (30) days following the date the optionee ceases to be director, officer, employee or consultant of our company unless by death, in which case the option may be exercised within 12 months following the date of death.

At December 31, 2007, 875,000 options were available for grant under the Plan.

A summary of the status of the Plan as of December 31, 2007 and 2006, showing the grants made and options exercised during the year ended December 31, 2007 and the seven months ended December 31, 2006, is as follows:

	For the fiscal period ended December 31,
	2007		2006
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding beginning of period	500,000	$0.81	-	-
Grant of options (825,000 exercisable)	1,825,000	$1.07	500,000	$0.81
Exercised during period	(150,000)	$0.79	-	-
Outstanding December 31	2,175,000	$1.01	500,000	$0.81

The fair value of each option granted was estimated on the date of the grant using the Black-Scholes model with the following assumptions: volatility 81%; risk-free interest rate of 4.97% to 5%; dividend yield of Nil; an expected life of between one and two and a half years. With respect to vesting, 325,000 options were granted during the first two quarters of 2007 with immediate vesting, and options to acquire 1,500,000 shares were vested as to one third on the date of grant and one third on each of the first and second anniversary of the grants. The weighted-average grant date fair market value of the 275,000 stock options granted during the first quarter was $0.43/share and for the 550,000 exercisable stock options granted during the second quarter was $0.52/share. All the non-exercisable stock options granted in the second quarter and outstanding at year-end (for 1,000,000 shares, which had a weighted-average grant date fair market value of $0.45/share), for which compensation expense had not been booked, were cancelled subsequent to year-end.

NOTE 16             STOCK COMPENSATION PLAN

The board of directors adopted the 2006 Incentive Compensation Plan (the “Compensation Plan”) on October 12, 2006 and reserved 2,200,000 common shares to be made available for grant under the Compensation Plan. On December 6, 2007, the board of directors amended the Compensation Plan by increasing the total shares reserved under the Compensation Plan to three million two hundred thousand (3,200,000) common shares available for grant. The purpose of the Compensation Plan is to afford the persons who provide services to the Company or any of its subsidiaries or affiliates, whether directors, officers, consultants or employees of our Company or its subsidiaries or affiliates, an opportunity to obtain a proprietary interest in the Company by permitting them to be paid in common shares of our stock and to conserve our cash by being able to pay and consultants or others who provide services to us in shares in lieu of cash. Under the terms of the Compensation Plan, the board of directors has full authority to administer the Compensation Plan in accordance with the terms of the Compensation Plan and at any time to establish additional terms, conditions, rules or procedures for the Compensation Plan provided, however, that no such terms shall be inconsistent with the provisions of the Compensation Plan. The Company has no plans to repurchase stock.

The Board decided in February 2007 to compensate directors for previous board, meeting and committee fees for the fiscal 2006 and for the period through February 1, 2007 and issued 237,110 shares of our stock at a market value of $0.97 per share for a non-cash cost totaling $230,000. These payments were made under the Company’s Stock Compensation Plan. On March 2, 2007 we issued a further 16,990 shares to consultants at $1.03 per share for a total non-cash cost of $17,500.

At December 31, 2007, 2,945,900 shares were available for grant under the Compensation Plan.

NOTE 17             INCOME TAXES

The Company has net operating loss carry-forwards of approximately $4.25 million (December 31, 2006 $1,069,276) available for deduction against future years’ taxable income. The valuation allowance increased to approximately $1.45 million (December 31, 2006 $378,590) during the year ended December 31, 2007, since the realization of the net operating loss carry-forwards is doubtful. It is reasonably possible that our estimate of the valuation allowance will change. The operating loss carry-forwards will expire between 2019 and 2022.

NOTE 18             SUBSEQUENT EVENTS

On January 25, 2008, David Stafford Johnson, Esq. was appointed Executive Chairman of the Company, replacing Dr. Frederik W. Warnaars. Dr. Warnaars, one of the Company’s founders, has stepped down as Chairman, but remains a Director.

On January 25, 2008, the Board cancelled unexercisable and unvested stock options held by directors (which would have vested over the next 18 months) to acquire 1,000,000 shares at an average price of $1.08/share.

On February 15, 2008, the Company entered into and closed a $1,000,000 equity financing agreement with European institutional investors. In this financing the Company issued 3,333,334 units, with each Unit equal to one common share and one-half warrant; each warrant entitles the holder to purchase 1,666,667 additional common shares at $0.50 per share at any time up to February 15, 2013.

The Company also closed a $1.5 million convertible debenture financing with three U.S.-based institutional investors on February 26, 2008. At the option of the Company, the debentures can be redeemed for cash or exchanged for common shares at a floor price of $0.30 per share. The investors will also receive 3,750,000 Series A Warrants, priced at $0.35 per share that can be exercised in six months after closing and have a term of five years to February 26, 2013, and the 4,999,997 Series B warrants are immediately exercisable at $0.35 per share and have a term of eighteen months to August 26, 2009.

On March 26, 2008, the Company announced that Bolsa had entered into an agreement to acquire 20 patented mining claims (the "Viewsites claims") in the Turquoise Mining District of Cochise County, Arizona. The Viewsites claims are located to the west and southwest of the MAN Area that is part of the Hill Copper-Zinc Project. These claims encompass an estimated 363 acres (survey pending) and incorporate projected extensions of the MAN Area mineralization. Bolsa will acquire the Viewsites claims with staged payments totaling $950,000 over thirty months. Closing is scheduled to occur by August 1, 2008 following completion of a detailed survey of the 20 patented mining claims.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates.

SEC registration fees	$10,000	(1)
Printing and engraving expenses	$5,000	(1)
Accounting fees and expenses	$10,000	(1)
Legal fees and expenses	$20,000	(1)
Transfer agent and registrar fees	$2,500	(1)
Fees and expenses for qualification under state securities laws	$12,500	(1)
Miscellaneous	$10,000	(1)
Total	$70,000	(1)

(1) We have estimated these amounts.

Item 14. Indemnification of Directors and Officers

Nevada corporation law provides that:

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a Director, Officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a Director, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

- Indemnification may not be made for any claim, issue or matter as to which such a person has been judged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

- to the extent that a Director, Officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

- if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

- by court order.

Our bylaws provide that we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada, directors or officers of our company for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. This includes the power to defend such persons from all suits or claims as allowable under the provisions of the General Corporate Law of Nevada. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability as the expenses are incurred and before the final disposition of the proceeding in question or repay the amount if a court finds that the director or officer is not entitled to indemnification by the company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

The following sets forth certain information concerning securities which were sold or issued by us within the past three years without the registration of the securities under the Securities Act of 1933, as amended, in reliance on exemptions from such registration requirements.

On April 4, 2008, we issued an aggregate of 267,855 shares of common stock to five (5) officers and directors of our company, as partial payment for professional/consulting services rendered in lieu of a cash payment. The common stock was issued to five U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933 [the "Act"]) relying on the exemptions from registration provided by Section 4(2) of the Act and upon Rule 506 of Regulation D of the Act. The shares are issued under our Incentive Stock Compensation Plan which was registered with the SEC on Form S-8 in January 2007 and amended on December 6, 2007.

On February 26, 2008, we issued 10% convertible debentures for gross proceeds of $1,500,000 to five institutional investors. In conjunction with this financing, we issued (i) 3,750,000 Series A common share purchase warrants with an initial exercise date of August 26, 2008 which will be exercisable for five years with an actual exercise price at issuance of $0.35 per share of common stock and (ii) 4,999,999 Series B common share purchase warrants are exercisable from the time of issue for 18 months, with an actual exercise price at issuance of $0.35 per share of common stock. We paid a finder's fee equal to 6% of the value of the transaction, or $90,000, payable in cash, and 3% of the value of the transaction, or $45,000, payable in each of Series A and Series B warrants. These securities were issued pursuant to exemptions from registration under the Securities Act of 1933, as amended, provided by Section 4(2) and Regulation D promulgated under the Securities Act to purchasers who are "accredited investors"

within the meaning ascribed to that term in Rule 501(a) under the Securities Act. No advertising or general solicitation was employed in offering the securities.

On February 25, 2008, we entered into a $1,000,000 equity financing with European institutional investors as described in the exhibit to our current report on Form 8-K filed on February 29, 2008, pursuant to which we issued 3,333,334 units, with each unit equal to one common share and one-half warrant at a warrant exercise price of $0.50 per share, exercisable for five years. These securities were issued in reliance on Section 4(2) and/or Regulation S of the Securities Act of 1933, as amended. Proceeds will be used to fund working capital, corporate purposes and to further exploration and development of the Hill Copper-Zinc Project in Arizona.

On January 14, 2008 we issued an aggregate of 1,402,331 shares of common stock to seven (7) officers and directors of our company, for services rendered in lieu of a cash payment. The common stock was issued to seven U.S. persons, as that term is defined in Regulation S of the Securities Act of 1933, relying on the exemptions from registration provided by Section 4(2) of the Act and upon Rule 506 of Regulation D of the Act. The shares were issued under our Incentive Stock Compensation Plan which was registered with the SEC on Form S-8 in January 2007 and was amended on December 6, 2007.

Also on January 14, 2008 we granted stock options to eight (8) officers, directors and consultants of our company to purchase an aggregate of 1,425,000 shares of our common stock at an exercise price of $0.35 per share, dated effective January 15, 2008. The stock options vest immediately as set forth in the stock option agreements dated January 15, 2008. A form of the stock option agreement was filed with our current report on Form 8-K filed January 3, 2007.

On December 13, 2007, we issued 150,000 common shares at a deemed price of $0.60/share in consideration for investor relations services to one non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

On October 11, 2007 we issued 150,000 common shares at a deemed price of $0.63/share in consideration for investor relations and marketing service to one accredited investor pursuant to exemptions from registration as set out in Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

On October 29, 2007 and December 26, 2007, we issued a total of 150,000 common shares to an officer/director and an officer at an exercise price of $0.79/share upon the exercise of stock options issued under the Option Plan.

On September 12, 2007, we issued 30,000 common shares at a deemed price of $1.05/share in consideration for strategic planning and consulting services to one accredited investor pursuant to exemptions from registration as set out in Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

On June 7, 2007, we closed a private placement consisting of 1,476,555 units in our company at a price of US $0.90 per unit for gross proceeds of $1,328,899. Each unit is comprised of one common share and one-half of one share purchase warrant. One whole warrant entitles the holder to purchase one additional common share at a price of $1.60 per warrant share at any time up to June 8, 2009. We issued the securities to seven (7) non-U.S. persons, as that term is defined in Regulation S of the Securities Act of 1933, in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933 and to seven (7) U.S. accredited investors pursuant to the exemption from registration provided under Rule 506 of Regulation D, promulgated under the United States Securities Act of 1933, as amended.

On April 9, 2007 we issued an aggregate of 250,000 restricted common shares at a price of $0.001 per share to Stephen Stine, our chief operations officer and a director, pursuant to the terms of his executive consulting agreement with our company. Mr. Stine is a U.S. person, as that term is defined in Regulation S of the Securities Act of 1933, and the shares were issued in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act of 1933 and upon Rule 506 of Regulation D of the Securities Act of 1933.

On February 5, 2007, we issued an aggregate of 237,100 shares of common stock to six (6) directors of our company, for services rendered in lieu of a cash payment. The common stock was issued to six U.S. persons, as that term is defined in Regulation S of the Securities Act of 1933) relying on the exemptions from registration provided by Section 4(2) of the Securities Act of 1933 and upon Rule 506 of Regulation D of the Securities Act of 1933. The shares are issued under our Stock Incentive Plan which was registered with the SEC on form S-8 in January 2007.

As of January 3, 2007, we granted stock options to one director to purchase an aggregate of 100,000 shares of our common stock at an exercise price of $0.75 per share, dated effective January 3, 2007. The stock options are exercisable until January 3, 2012. The stock options vest immediately as set forth in the stock option agreements dated January 3, 2007. A form of the stock option agreement was filed with our current report on Form 8-K filed January 3, 2007.

On October 17, 2006, we entered into stock option agreements with three directors granting them the right to purchase an aggregate of 300,000 shares of our common stock at an exercise price of $0.79 per share, exercisable for a period of three years from the date of grant pursuant to the stock option agreements, a form of which was filed with our current report on Form 8-K filed on October 27, 2006.

On September 29, 2006, we closed a non-brokered private placement financing and issued 4,000,000 shares of our common stock for gross proceeds of $1.6 million. We issued the securities to twenty-six (26) non-US persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933 and to two US Accredited Investors (as this term is defined in Regulation D under the 1933 Act). No advertising or general solicitation was employed in offering these securities.

On August 17, 2006, we issued 10,000,000 shares of our common stock without registration to the stockholders of Aurelio Resources, Inc. pursuant to an exemption from registration as set out under Rule 506 of Regulation D to both accredited and non-accredited investors and pursuant to an exemption from registration as set out under Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering these securities.

For more information concerning the purchasers in the convertible debenture transaction of February 26, 2008, please see the section entitled “Selling Stockholders” on page 7 of the prospectus included in this registration statement.

Item 16. Exhibits

The following exhibits are filed with this prospectus:

Exhibit
Number	Description

3.1	Articles of Incorporation, incorporated by reference to the Registrant’s Form SB-2 as filed with the Commission on July 9, 2004.

3.2	By-laws, incorporated by reference to Exhibit 3.2 to the Registrant’s quarterly report on Form 10- QSB as filed with the Commission on November 19, 2007.

5.1*	Opinion of Clark Wilson LLP.

10.1

Agreement between Aurelio Resources, Inc. and Furio Resources, Inc. dated April 27, 2006, incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K as filed with the Commission on May 2, 2006.

10.2

Amended Agreement between Aurelio Resources, Inc. and Furio Resources, Inc. dated June 9, 2006, incorporated by reference to Exhibit 10.2 to the Registrant’s current report on Form 8-K as filed with the Commission on June 15, 2006.

10.3

Letter Agreement between Aurelio Resources, Inc. and Aurelio Resource Corporation dated July 21, 2006, incorporated by reference to Exhibit 10.4 to the Registrant’s current report on Form 8-K as filed with the Commission on July 31, 2006.

10.4

Consulting Agreement among Aurelio Resource Corporation, International American Resources, Inc. and Dr. Frederik Warnaars dated August 9, 2006, incorporated by reference to Exhibit 10.5 to the Registrant’s current report on Form 8-K as filed with the Commission on August 23, 2006.

10.5

Consulting Agreement among Aurelio Resource Corporation, Jonson Management Company and David C. Jonson dated August 9, 2006, incorporated by reference to Exhibit 10.6 to the Registrant’s current report on Form 8-K as filed with the Commission on August 23, 2006.

10.6

Consulting Agreement among Aurelio Resource Corporation, Salzburg Holdings Inc. and Stephen B. Doppler dated August 9, 2006, incorporated by reference to Exhibit 10.7 to the Registrant’s current report on Form 8-K as filed with the Commission on August 23, 2006.

10.7

Purchase Agreement dated May 15, 2006, between Aurelio Resources, Inc. and Hope Mining and Milling Company, incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K as filed with the Commission on September 22, 2006.

10.8

Amending Agreement dated September 11, 2006 between Aurelio Resources, Inc., Bolsa Resources, Inc. and Hope Mining and Milling Company, incorporated by reference to Exhibit 10.2 to the Registrant’s current report on Form 8-K as filed with the Commission on September 22, 2006.

10.9

Consulting Agreement between Aurelio Resource Corporation and David S. Johnson dated September 1, 2006, incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K as filed with the Commission on October 17, 2006.

10.10

Consulting Agreement among Aurelio Resource Corporation, Waiata Inc. and Allan J. Marter dated November 1, 2006, incorporated by reference to Exhibit 10.10 to the Registrant’s annual report on Form 10-KSB as filed with the Commission on April 4, 2007.

10.11

Aurelio Resources Corporation 2006 Stock Option Plan adopted by the Board of Directors on September 15, 2006, incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K as filed with the Commission on October 27, 2006.

10.12	Form of Stock Option Agreement, incorporated by reference to Exhibit 10.2 to the Registrant’s current report on Form 8-K as filed with the Commission on October 27, 2006.

10.13	Form of Subscription Agreement – US Accredited, incorporated by reference to Exhibit 10.1 to the Registrant’s current Report on Form 8-K as filed with the Commission on September 25, 2006.

10.14	Form of Subscription Agreement – Offshore, incorporated by reference to Exhibit 10.2 to the Registrant’s current Report on Form 8-K as filed with the Commission on September 25, 2006.

10.15

Aurelio Resource Corporation 2006 Incentive Compensation Plan adopted by the Board of Directors on October 12, 2006, incorporated by reference to Exhibit 4.1 to the Registrant’s registration statement on Form S-8 as filed with the Commission on January 25, 2007.

10.16

Option to purchase agreement between Newmont Realty Company and Aurelio Resource Corporation effective March 27, 2007, incorporated by reference to Exhibit 10.15 to the Registrant’s quarterly report on Form 10QSB as filed with the Commission on August 14, 2007.

10.17

Mineral Lease Agreement and Option to Purchase between Bolsa Resources, Inc. and Philip J. Sterling, Manuel R. Hernandez and Fred Jenkins effective April 15, 2007, incorporated by reference to Exhibit 10.16 to the Registrant’s quarterly report on Form 10QSB as filed with the Commission on August 14, 2007.

10.18

Purchase and Sale Agreement between Bolsa Resources, Inc. and the Rae Family (individually) effective August 6, 2007, incorporated by reference to Exhibit 10 to the Registrant’s quarterly report on Form 10QSB as filed with the Commission on November 19, 2007.

10.19

Executive Consulting Agreement between Aurelio Resource Corporation and Stine Consulting, LLC dated May 1, 2007, incorporated by reference to Exhibit 10 to the Registrant’s current report on Form 8-K as filed with the Commission on May 24, 2007.

10.20

Rights Agreement between Aurelio Resource Corporation and Empire Stock Transfer, Inc., dated as of January 18, 2008, incorporated by reference to Exhibit 10.01 to the Registrant’s current report on Form 8-K as filed with the Commission on February 5, 2008.

10.21

Executive Consulting Agreement among Aurelio Resource Corporation, Stephen R. Stine and Stine Consulting, LLC dated January 1, 2008, incorporated by reference to Exhibit 1.04 to the Registrant’s current report on Form 8-K as filed with the Commission on February 5, 2008.

10.22

Executive Consulting Agreement between Aurelio Resource Corporation and Stephen Doppler dated January 1, 2008, incorporated by reference to Exhibit 1.01 to the Registrant’s current report on Form 8-K as filed with the Commission on February 5, 2008.

10.23

Executive Consulting Agreement between Aurelio Resource Corporation and David Stafford Johnson dated January 1, 2008, incorporated by reference to Exhibit 1.02 to the Registrant’s current report on Form 8-K as filed with the Commission on February 5, 2008.

10.24

Executive Consulting Agreement among Aurelio Resource Corporation, Allan Marter and Waita Inc. dated January 1, 2008, incorporated by reference to Exhibit 1.03 to the Registrant’s current report on Form 8-K as filed with the Commission on February 5, 2008.

10.25

Executive Consulting Agreement among Aurelio Resource Corporation, Dr. Frederik Warnaars and International American Resources, Inc. dated January 1, 2008, incorporated by reference to Exhibit 1.05 to the Registrant’s current report on Form 8-K as filed with the Commission on February 5, 2008.

10.26	Form of Subscription Agreement – Offshore, incorporated by reference to Exhibit 10.01 to the Registrant’s current report on Form 8-K/A as filed with the Commission on March 31, 2008.

10.27	Form of Offshore Warrant Certificate, incorporated by reference to Exhibit 10.02 to the Registrant’s current report on Form 8-K/A as filed with the Commission on March 31, 2008.

10.28	Form of Securities Purchase Agreement, incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K as filed with the Commission on March 13, 2008.

10.29	Form of 10% Convertible Debenture Series, incorporated by reference to Exhibit 10.2 the Registrant’s current report on Form 8-K as filed with the Commission on March 13, 2008.

10.30	Form of Warrants, incorporated by reference to Exhibit 10.3 the Registrant’s current report on Form 8-K as filed with the Commission on March 13, 2008.

10.31	Form of Registration Rights Agreement, incorporated by reference to Exhibit 10.4 to the Registrant’s current report on Form 8-K as filed with the Commission on March 13, 2008.

21.1	List of Subsidiaries of the Registrant - Incorporated by reference to Exhibit 21 to the Registrant’s annual report on Form 10-KSB as filed with the Commission on April 4, 2007.

23.1*	Consent of Haynie & Company, Certified Public Accountants

23.2*	Consent of Clark Wilson LLP

24.1*	Power of Attorney (included on signature page)

*Filed herewith.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)             To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i)             to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ; and,

                   (ii)             to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

                   (iii)             to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)             That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)             That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use

(5)             That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                   (i)             Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

                   (ii)             Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                   (iii)             The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                   (iv)             Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)             The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the selling stockholders during the subscription period, the amount of unsubscribed securities to be purchased by the selling stockholders, and the terms of any subsequent reoffering thereof. If any public offering by the selling stockholders is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(7)             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8)             Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Littleton, State of Colorado, on April 11, 2008.

AURELIO RESOURCE CORPORATION

By:/s/ Stephen B. Doppler
     President & Chief Executive Officer

We, the undersigned directors and/or officers of Aurelio Resource Corporation (the “Company”), hereby severally constitute and appoint Stephen B. Doppler and Allan J. Marter, and each of them singly, our true and lawful attorneys, with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-1filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Stephen B. Doppler	President, Chief Executive Officer and Director	April 11, 2008
Stephen B. Doppler	(Principal Executive Officer)

/s/ Allan J. Marter	Chief Financial Officer and Director	April 11, 2008
Allan J. Marter	(Principal Financial Officer and Principal Accounting Officer)

/s/ Stephen R. Stine	Chief Operating Officer and Director	April 11,2008
Stephen R. Stine

/s/ David S. Johnson	Chairman of the Board of Directors	April 11, 2008
David S. Johnson

/s/ Frederik Warnaars	Secretary and Director	April 11, 2008
Dr. Frederik Warnaars